Exhibit 99.5
Part II

Item 8.        Financial Statements and Supplementary Data.

AK Steel Holding Corporation and Subsidiaries

MANAGEMENT’S RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles permit choices among alternatives and require numerous estimates of financial matters. We believe the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in our financial reporting are reasonable.

We are responsible for the integrity and objectivity of the financial information presented in our consolidated financial statements. We maintain a system of internal accounting controls designed to provide reasonable assurance that employees comply with stated policies and procedures, that assets are safeguarded and that financial reports are fairly presented. On a regular basis, financial management discusses internal accounting controls and financial reporting matters with our independent registered public accounting firm and our Audit Committee, composed solely of independent outside directors. The independent registered public accounting firm and the Audit Committee also meet privately to discuss and assess our accounting controls and financial reporting.

Dated:	February 15, 2018	/s/ Roger K. Newport
Roger K. Newport
Chief Executive Officer and Director

Dated:	February 15, 2018	/s/ Jaime Vasquez
Jaime Vasquez
Vice President, Finance and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AK Steel Holding Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AK Steel Holding Corporation (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 15, 2018 expressed an unqualified opinion thereon.

Changes in Accounting Principles

As discussed in the paragraphs under the caption “Adoption of New Accounting Principles” described in Notes 1 and 2 to the consolidated financial statements, effective January 1, 2018, the Company (a) changed its method of accounting for the presentation and disclosure of periodic pension and other post retirement (income) expense due to the adoption of Accounting Standards Update No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Benefit Pension Costs and Net Periodic Postretirement Benefit Cost, and (b) elected to change its method of accounting for inventories to the average cost method, while in prior years, these inventories were accounted for using the last-in, first-out (“LIFO”) method.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG LLP

We have served as the Company’s auditor since 2013.
Cincinnati, Ohio
February 15, 2018, except for the paragraphs included under the caption “Adoption of New Accounting Principles” described in Notes 1 and 2, as to which the date is April 30, 2018

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2017, 2016 and 2015
(dollars in millions, except per share data)
	2017	2016	2015

Net sales	$6,080.5	$5,882.5	$6,692.9

Cost of products sold (exclusive of items shown separately below)	5,253.1	5,099.7	6,253.3
Selling and administrative expenses (exclusive of items shown separately below)	284.9	279.1	262.9
Depreciation	226.0	216.6	216.0
Charge (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	—
Asset impairment charge	75.6	—	—
Charge for facility idling	—	—	28.1
Total operating costs	5,820.3	5,664.9	6,760.3
Operating profit	260.2	217.6	(67.4)
Interest expense	152.3	163.9	173.0
Pension and OPEB expense (income)	(71.9)	16.5	58.9
Impairment of Magnetation investment	—	—	(256.3)
Impairment of AFSG investment	—	—	(41.6)
Other income (expense)	(17.1)	(4.9)	1.4
Income (loss) before income taxes	162.7	32.3	(595.8)
Income tax expense (benefit)	(2.2)	(16.9)	(6.3)
Net income (loss)	164.9	49.2	(589.5)
Less: Net income attributable to noncontrolling interests	61.4	66.0	62.8
Net income (loss) attributable to AK Steel Holding Corporation	$103.5	$(16.8)	$(652.3)
Net income (loss) per share attributable to AK Steel Holding Corporation common stockholders:
Basic	$0.33	$(0.07)	$(3.67)
Diluted	$0.32	$(0.07)	$(3.67)

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2017, 2016 and 2015
(dollars in millions)
	2017	2016	2015
Net income (loss)	$164.9	$49.2	$(589.5)
Other comprehensive income, before tax:
Foreign currency translation gain (loss)	4.7	(1.5)	(3.1)
Cash flow hedges:
Gains (losses) arising in period	(11.5)	56.1	(64.2)
Reclassification of losses (gains) to net income (loss)	(6.1)	39.1	47.7
Pension and OPEB plans:
Prior service credit (cost) arising in period	4.7	(8.3)	(7.7)
Gains (losses) arising in period	94.2	11.6	(60.8)
Reclassification of prior service cost (credits) included in net income (loss)	(53.8)	(54.8)	(60.2)
Reclassification of losses (gains) included in net income (loss)	6.3	97.9	165.0
Other comprehensive income, before tax	38.5	140.1	16.7
Income tax expense in other comprehensive income	—	15.5	8.0
Other comprehensive income	38.5	124.6	8.7
Comprehensive income (loss)	203.4	173.8	(580.8)
Less: Comprehensive income attributable to noncontrolling interests	61.4	66.0	62.8
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$142.0	$107.8	$(643.6)

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(dollars in millions, except per share data)
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$38.0	$173.2
Accounts receivable, net	517.8	442.0
Inventory	1,385.0	1,232.6
Other current assets	130.3	94.6
Total current assets	2,071.1	1,942.4
Property, plant and equipment	6,831.8	6,569.0
Accumulated depreciation	(4,845.6)	(4,554.6)
Property, plant and equipment, net	1,986.2	2,014.4
Other non-current assets:
Goodwill and intangible assets	306.7	32.8
Other non-current assets	110.8	112.1
TOTAL ASSETS	$4,474.8	$4,101.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$690.4	$589.9
Accrued liabilities	270.5	234.1
Current portion of pension and other postretirement benefit obligations	40.1	41.3
Total current liabilities	1,001.0	865.3
Non-current liabilities:
Long-term debt	2,110.1	1,816.6
Pension and other postretirement benefit obligations	894.2	1,093.7
Other non-current liabilities	168.9	155.0
TOTAL LIABILITIES	4,174.2	3,930.6
EXCHANGEABLE NOTES EXCHANGE FEATURE	—	21.3
Equity (deficit):
Common stock, authorized 450,000,000 shares of $.01 par value each; issued 315,782,764 and 314,739,500 shares in 2017 and 2016; outstanding 314,884,569 and 314,160,557 shares in 2017 and 2016	3.2	3.1
Additional paid-in capital	2,884.8	2,855.4
Treasury stock, common shares at cost, 898,195 and 578,943 shares in 2017 and 2016	(5.4)	(2.4)
Accumulated deficit	(2,877.0)	(2,980.5)
Accumulated other comprehensive loss	(50.2)	(88.7)
Total stockholders’ equity (deficit)	(44.6)	(213.1)
Noncontrolling interests	345.2	362.9
TOTAL EQUITY	300.6	149.8
TOTAL LIABILITIES AND EQUITY	$4,474.8	$4,101.7

The consolidated balance sheets as of December 31, 2017 and 2016, include the following amounts for consolidated variable interest entities, before intercompany eliminations. See Note 15 for more information concerning variable interest entities.

	2017	2016
Middletown Coke Company, LLC (“SunCoke Middletown”)
Cash and cash equivalents	$0.1	$5.0
Inventory, net	18.4	16.2
Property, plant and equipment	425.9	422.3
Accumulated depreciation	(88.6)	(72.5)
Accounts payable	11.3	7.8
Other assets (liabilities), net	(1.0)	(2.3)
Noncontrolling interests	343.5	360.9

Other variable interest entities
Cash and cash equivalents	$0.7	$0.8
Property, plant and equipment	11.7	11.8
Accumulated depreciation	(9.6)	(9.5)
Other assets (liabilities), net	0.8	1.0
Noncontrolling interests	1.7	2.0

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2017, 2016 and 2015
(dollars in millions)
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$164.9	$49.2	$(589.5)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	209.8	201.7	201.7
Depreciation—SunCoke Middletown	16.2	14.9	14.3
Amortization	24.1	18.4	21.2
Asset impairment charge—Ashland Works Hot End	75.6	—	—
Impairment of Magnetation and AFSG investments	—	—	297.9
Charge (credit) for transportation costs affected by termination of pellet agreement	(19.3)	32.9	—
Deferred income taxes	(9.0)	(4.1)	(12.8)
Contributions to pension trust	(44.1)	—	(24.1)
Pension and OPEB expense (income)	(64.4)	(43.8)	(63.0)
Pension and OPEB net corridor charge	—	43.1	131.2
Pension settlement charges	—	25.0	—
Affiliate (earnings) losses and distributions, net	(3.5)	(6.0)	19.7
(Gains) losses on retirement of debt	21.3	9.2	(9.8)
Mark-to-market (gains) losses on derivative contracts	(45.7)	1.2	13.3
Other operating items, net	23.6	9.0	(19.5)
Changes in assets and liabilities, net of effect of acquired business:
Accounts receivable	(34.4)	0.1	228.1
Inventories	(116.7)	129.6	172.9
Accounts payable and other current liabilities	46.2	(143.2)	(139.7)
Charge for facility idling	—	—	28.1
Other assets	(6.5)	40.9	(7.6)
Other pension payments	(1.1)	(33.0)	(12.7)
OPEB payments	(39.6)	(34.4)	(48.3)
Other liabilities	1.4	(6.1)	(1.1)
Net cash flows from operating activities	198.8	304.6	200.3
Cash flows from investing activities:
Capital investments	(152.5)	(127.6)	(99.0)
Investment in acquired business, net of cash acquired	(360.4)	—	—
Proceeds from sale of equity investee	—	—	25.0
Proceeds from AFSG Holdings, Inc. distribution	—	—	14.0
Other investing items, net	4.2	2.3	12.5
Net cash flows from investing activities	(508.7)	(125.3)	(47.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	450.0	(550.0)	(55.0)
Proceeds from issuance of long-term debt	680.0	380.0	—
Redemption of long-term debt	(848.4)	(392.8)	(14.1)
Proceeds from issuance of common stock	—	600.4	—
Debt issuance costs	(25.3)	(20.4)	—
SunCoke Middletown distributions to noncontrolling interest owners	(79.1)	(85.1)	(96.3)
Other financing items, net	(2.5)	5.2	(1.0)
Net cash flows from financing activities	174.7	(62.7)	(166.4)
Net increase (decrease) in cash and cash equivalents	(135.2)	116.6	(13.6)
Cash and cash equivalents, beginning of year	173.2	56.6	70.2
Cash and cash equivalents, end of year	$38.0	$173.2	$56.6

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2017, 2016 and 2015
(dollars in millions)
	Common Stock	Addi- tional Paid-In- Capital	Treasury Stock	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Loss	Noncon- trolling Interests	Total
December 31, 2014	$1.8	$2,259.1	$(1.0)	$(2,311.4)	$(222.0)	$415.5	$142.0
Net income (loss)				(652.3)		62.8	(589.5)
Share-based compensation		7.7					7.7
Purchase of treasury stock			(1.0)				(1.0)
Change in accumulated other comprehensive loss					8.7		8.7
Net distributions to noncontrolling interests						(96.3)	(96.3)
December 31, 2015	$1.8	$2,266.8	$(2.0)	$(2,963.7)	$(213.3)	$382.0	$(528.4)

Net income (loss)				(16.8)		66.0	49.2
Issuance of common stock	1.3	599.1					600.4
Share-based compensation		5.4					5.4
Stock options exercised		5.4					5.4
Exchangeable notes exchange feature		(21.3)					(21.3)
Purchase of treasury stock			(0.4)				(0.4)
Change in accumulated other comprehensive loss					124.6		124.6
Net distributions to noncontrolling interests						(85.1)	(85.1)
December 31, 2016	$3.1	$2,855.4	$(2.4)	$(2,980.5)	$(88.7)	$362.9	$149.8

Net income (loss)				103.5		61.4	164.9
Share-based compensation	0.1	7.6					7.7
Stock options exercised		0.5					0.5
Exchangeable notes exchange feature		21.3					21.3
Purchase of treasury stock			(3.0)				(3.0)
Change in accumulated other comprehensive loss					38.5		38.5
Net distributions to noncontrolling interests						(79.1)	(79.1)
December 31, 2017	$3.2	$2,884.8	$(5.4)	$(2,877.0)	$(50.2)	$345.2	$300.6

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts or as otherwise specifically noted)

NOTE 1 - Summary of Significant Accounting Policies

Basis of Presentation: These financial statements consolidate the operations and accounts of AK Steel Holding Corporation (“AK Holding”), its wholly-owned subsidiary AK Steel Corporation (“AK Steel”), all subsidiaries in which AK Holding has a controlling interest, and two variable interest entities for which AK Steel is the primary beneficiary. Unless the context indicates otherwise, references to “we,” “us” and “our” refer to AK Holding and its subsidiaries. We also operate Mexican and European trading companies that buy and sell steel and steel products and other materials. We manage operations on a consolidated, integrated basis so that we can use the most appropriate equipment and facilities for the production of a product, regardless of product line. Therefore, we conclude that we operate in a single business segment. All intercompany transactions and balances have been eliminated.

Adoption of New Accounting Principles: On January 1, 2018, we adopted the following new accounting principles, both of which have been applied retrospectively to all periods presented.

Pension and Other Postretirement Benefits: On January 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under this standard, the service cost component of periodic pension and other postretirement benefit (income) expense is included in cost of products sold and selling and administrative expenses, consistent with our treatment of other employee compensation costs. The remainder of periodic pension and other postretirement benefit expense (income) of $(71.9), $16.5 and $58.9 for the years ended December 31, 2017, 2016 and 2015, is recorded in a separate line in the consolidated statements of operations below operating profit. We have retrospectively applied the change in accounting principle to all periods presented. The adoption of this standard update had no other effect on our consolidated financial statements.

Inventory: On January 1, 2018, we changed our accounting method for valuing inventories to the average cost method for inventories previously valued using the last-in, first-out (LIFO) method. The effects of this change in accounting principle from LIFO to average cost have been retrospectively applied to all periods presented. See Note 2 for additional information.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported. We base these estimates on historical experience and information available to us about current events and actions we may take in the future. Estimates and assumptions affect significant items that include the carrying value of long-lived assets, including investments and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; workers compensation and asbestos liabilities; share-based compensation; and assets and obligations of employee benefit plans. There can be no assurance that actual results will not differ from these estimates.

Revenue Recognition: Revenue from sales of products is recognized at the time that title and the risks and rewards of ownership pass, which can be on the date of shipment or the date of receipt by the customer depending on when the terms of customers’ arrangements are met, the sales price is fixed or determinable, and collection is reasonably assured. Sales taxes collected from customers are recorded on a net basis with no revenue recognized.

Cost of Products Sold: Cost of products sold consists primarily of raw materials, energy costs, supplies consumed in the manufacturing process, manufacturing labor, contract labor and direct overhead expense necessary to manufacture the finished steel product, as well as distribution and warehousing costs. Our share of the income (loss) of investments in associated companies accounted for under the equity method is included in costs of products sold since these operations are integrated with our overall steelmaking operations, except for our share of the loss of Magnetation LLC (“Magnetation”), which was included in other income (expense) in 2015.

Share-Based Compensation: Compensation costs for stock awards granted under our Stock Incentive Plan are recognized over their vesting period using the straight-line method. We estimate stock award forfeitures expected to occur to determine the compensation cost we recognize each period.

Legal Fees: Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are expensed as incurred. Legal fees associated with activities that are expected to provide a benefit in future periods, such as costs associated with the issuance of debt, are capitalized as incurred.

Income Taxes: Interest and penalties from uncertain tax positions are included in income tax expense.

Earnings per Share: Earnings per share is calculated using the “two-class” method. Under the “two-class” method, undistributed earnings are allocated to both common shares and participating securities. We divide the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted-average number of common shares outstanding during the period. The restricted stock granted by AK Holding is entitled to non-forfeitable dividends before vesting and meets the criteria of a participating security.

Cash Equivalents: Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have an original maturity of three months or less.

Inventory: Inventories are valued at the lower of cost or net realizable value. We measure the cost of inventories using the average cost method.

Property, Plant and Equipment: Plant and equipment are depreciated under the straight-line method over their estimated lives. Estimated lives are as follows: land improvements over 20 years, leaseholds over the life of the related operating lease term, buildings over 40 years and machinery and equipment over two to 20 years. The estimated weighted-average life of our machinery and equipment is 14 years at the end of the current year. Amortization expense for assets recorded under capital leases is included in depreciation expense. Costs incurred to develop coal mines are capitalized when incurred. We use the units-of-production method utilizing only proven and probable reserves in the depletion base to compute the depletion of coal reserves and mine development costs. We expense costs for major maintenance activities at our operating facilities when the activities occur.

We review the carrying value of long-lived assets to be held and used and long-lived assets to be disposed of when events and circumstances warrant such a review. If the carrying value of a long-lived asset exceeds its fair value, an impairment has occurred and a loss is recognized based on the amount by which the carrying value exceeds the fair value, less cost to dispose, for assets to be sold or abandoned. We determine fair value by using quoted market prices, estimates based on prices of similar assets or anticipated cash flows discounted at a rate commensurate with risk.

Investments: Investments in associated companies are accounted for under the equity method. We review investments for impairment when circumstances indicate that a loss in value below its carrying amount is other than temporary.

Goodwill and Intangible Assets: Goodwill relates to our tubular and Precision Partners’ businesses. Intangible assets are recorded at cost, and those with finite lives are amortized over their estimated useful lives. We review goodwill for potential impairment at least annually on October 1 each year and whenever events or circumstances make it more likely than not that impairment may have occurred. Considering operating results and the estimated fair value of the businesses, the most recent annual goodwill impairment tests indicated that the fair value of each of our business reporting units was in excess of its carrying value. No goodwill impairment was recorded as a result of the annual impairment tests in the past three years.

Debt Issuance Costs: Debt issuance costs for the revolving credit facility are included in other non-current assets and all other debt issuance costs reduce the carrying amount of long-term debt.

Pension and Other Postretirement Benefits: We recognize, as of a measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of the projected benefit obligations or the plan assets, defined as the “corridor”. Amounts inside the corridor are amortized over the plan participants’ life expectancy. We determine the expected return on assets using the fair value of plan assets.

Concentrations of Credit Risk: We are primarily a producer of carbon, stainless and electrical steels and steel products, which are sold to a number of markets, including automotive, infrastructure and manufacturing, and distributors and converters. Net sales by product line are presented below:

	2017	2016	2015
Carbon steel	$4,034.5	$4,014.5	$4,746.8
Stainless and electrical steel	1,687.6	1,654.1	1,733.0
Tubular, components and other	358.4	213.9	213.1
Total	$6,080.5	$5,882.5	$6,692.9

Percentages of our net sales to various markets are presented below:

	2017	2016	2015
Automotive	65%	66%	60%
Infrastructure and Manufacturing	16%	16%	16%
Distributors and Converters	19%	18%	24%

We sell domestically to customers located primarily in the Midwestern and Eastern United States and to foreign customers, primarily in Canada, Mexico and Western Europe. Net sales to customers located outside the United States totaled $627.1, $655.6 and $855.7 for 2017, 2016 and 2015. We had one customer that accounted for 12% of net sales in 2017 and we had two customers that accounted for 12% and 11% of net sales in 2016 and 2015.

Approximately 55% and 57% of accounts receivable outstanding at December 31, 2017 and 2016, are due from businesses associated with the U.S. automotive industry, including 18% of receivables due from one automotive customer as of December 31, 2017 and 16% due from one automotive customer as of December 31, 2016. Except in a few situations where the risk warrants it, we do not require collateral on accounts receivable. While we believe our recorded accounts receivable will be collected, we follow normal collection procedures if customers default. We maintain an allowance for doubtful accounts for the loss that would be incurred if a customer is unable to pay amounts due. We determine this allowance based on various factors, including the customer’s financial condition and changes in customer payment patterns. We write off accounts receivable against the allowance for doubtful accounts when it is remote that collection will occur.

Union Contracts: At December 31, 2017, we employed approximately 9,200 people, of which approximately 5,700 are represented by labor unions under various contracts that expire between 2018 and 2021. In the first quarter of 2017, members of the United Steel Workers, Local 169, ratified a labor agreement covering approximately 305 hourly employees at Mansfield Works. The new agreement expires March 31, 2021. In the third quarter of 2017, members of the United Auto Workers, Local 3044, ratified a labor agreement covering approximately 330 hourly employees at our Rockport Works. The new agreement expires September 30, 2021. In the fourth quarter of 2017, members of the United Steel Workers, Local 1915, ratified a labor agreement covering approximately 90 hourly employees at the Walbridge, Ohio facility with our wholly-owned subsidiary AK Tube LLC. The new agreement is effective January 22, 2018 and expires January 22, 2021. In the fourth quarter of 2017, members of the United Auto Workers, Local 600, ratified a labor agreement covering approximately 1,170 hourly employees at our Dearborn Works. The new agreement expires July 31, 2021. An agreement with the International Association of Machinists and Aerospace Workers, Local 1943, which represents approximately 1,725 hourly employees at our Middletown Works, expires on March 15, 2018. An agreement with the United Steel Workers, Local 1865, which represents approximately 305 hourly employees at our Ashland Works, expires on September 1, 2018.

Financial Instruments: We are a party to derivative instruments that are designated and qualify as hedges for accounting purposes. We may also use derivative instruments to which we do not apply hedge accounting treatment. Our objective in using these instruments is to limit operating cash flow exposure to fluctuations in the fair value of selected commodities and currencies.

Fluctuations in the price of certain commodities we use in production processes may affect our income and cash flows. We have implemented raw material and energy surcharges for some contract customers. For certain commodities where such exposure exists, we may use cash-settled commodity price swaps, collars and purchase options, with a duration of up to three years, to hedge the price of a portion of our natural gas, iron ore, electricity, zinc and nickel requirements. We may designate some of these instruments as cash flow hedges and the effective portion of the changes in their fair value and settlements are recorded in accumulated other comprehensive income. We subsequently reclassify gains and losses from accumulated other comprehensive income to cost of products sold in the same period we recognize the earnings associated with the underlying transaction. Other instruments are marked to market and recorded in cost of products sold with the offset recorded as assets or liabilities.

Exchange rate fluctuations affect a portion of revenues and operating costs that are denominated in foreign currencies, and we use forward currency and currency option contracts to reduce our exposure to certain of these currency price fluctuations. These derivative contracts are entered with durations up to thirty-six months. Contracts that sell euros have not been designated as hedges for accounting purposes and gains or losses are reported in earnings immediately in other income (expense). Contracts that purchase Canadian dollars are designated as hedges for accounting purposes, which requires us to record the effective gains and losses for the derivatives in accumulated other comprehensive income (loss) and reclassify them into cost of products sold in the same period we recognize costs for the associated underlying operations. We recognize gains and losses on these designated derivatives immediately in cost of products sold if we calculate hedge ineffectiveness.

We formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability, firm commitment or forecasted transaction that has been designated as a hedged item, and state how the hedging instrument is expected to hedge the risks from that item. We formally measure effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. We discontinue hedge accounting prospectively when we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or is sold, terminated or exercised; when it is probable that the forecasted transaction will not occur; when a hedged firm commitment no longer meets the definition of a firm commitment; or when we determine that designation of the derivative as a hedge instrument is no longer appropriate. Our derivative contracts may contain collateral funding requirements. We have master netting arrangements with counterparties, giving us the right to offset amounts owed under the derivative instruments and the collateral. We do not offset derivative assets and liabilities or collateral on our consolidated balance sheets.

Asbestos and Environmental Accruals: For a number of years, we have been remediating sites where hazardous materials may have been released, including sites no longer owned by us. In addition, a number of lawsuits alleging asbestos exposure have been filed and continue to be filed against us. We have established accruals for estimated probable costs from asbestos claim settlements and environmental investigation, monitoring and remediation. If the accruals are not adequate to meet future claims, operating results and cash flows may be negatively affected. Our accruals do not consider the potential for insurance recoveries, for which we have partial insurance coverage for some future asbestos claims. In addition, some existing insurance policies covering asbestos and environmental contingencies may serve to partially reduce future covered expenditures.

New Accounting Pronouncements: The Financial Accounting Standards Board (“FASB”) issued a standard update during the first quarter of 2016 to simplify several aspects of the accounting for employee share-based payments. The new guidance requires companies to record excess tax benefits and tax deficiencies in the income statement when stock awards vest or are settled. In addition, companies will no longer separately classify cash flows related to excess tax benefits as a financing activity apart from other income tax cash flows. The standard also allows companies to repurchase more of each employee’s vesting shares for tax withholding purposes without triggering liability accounting, clarifies that all cash payments made to tax authorities on each employee’s behalf for withheld shares should be presented as a financing activity on companies’ cash flows statements, and provides an accounting policy election to account for forfeitures as they occur. We adopted this update effective January 1, 2017. The adoption had a minimal effect on us. We recognized previously unrecorded excess tax benefits offset with an equal change in valuation allowance. We have elected to continue to estimate forfeitures expected to occur to determine the compensation cost we recognize each period. The presentation requirements for cash flows related to employee taxes paid for withheld shares has no effect on us since we have historically presented these as a financing activity.

FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), during the second quarter of 2014. Topic 606, as further amended by subsequent Accounting Standard Updates, affects virtually all aspects of an entity’s revenue recognition, including determining the measurement of revenue and the timing of when it is recognized for the transfer of goods or services to customers. Topic 606 is effective for us beginning January 1, 2018. The guidance permits two methods of adoption—retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). Topic 606 does not have a material effect on us as most revenue transactions recorded under Topic 606 will be substantially consistent with treatment under existing guidance. Our revenue transactions generally consist of a single performance obligation to transfer promised goods and are not accounted for under industry-specific guidance. Topic 606 also provides for enhanced disclosure requirements surrounding revenue recognition and we are currently completing our responsive disclosures. We will adopt the standard using the modified retrospective method as of January 1, 2018.

FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), during the first quarter of 2016. Topic 842 requires entities to recognize lease assets and lease liabilities and disclose key information about leasing arrangements for certain leases. We will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Topic 842 is effective for us beginning January 1, 2019. We are currently evaluating the effect of the adoption of Topic 842 on our consolidated financial position and results of operations. We expect that the adoption of the standard will result in a material increase to the assets and liabilities on our consolidated balance sheets.

In June 2016, the FASB issued a new standard to replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In connection with recognizing credit losses on receivables and other financial instruments, we will be required to use a forward-looking expected loss model rather than the incurred loss model. The new standard will be effective for us beginning January 1, 2020, with early adoption permitted beginning January 1, 2019. Adoption of this standard is through a cumulative-effect adjustment to retained earnings as of the effective date. We are currently evaluating the effect of this standard on our consolidated financial position and results of operations.

In August 2017, the FASB issued a standard update to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. Among other amendments, the update provided that for a cash flow hedge of a forecasted purchase or sale of a nonfinancial asset, an entity may designate as the hedged risk the variability in cash flows attributable to changes in a contractually specified component stated in the contract. The amendments in the update are effective for fiscal years beginning after December 15, 2018. Early application is permitted and we are planning to adopt the standard on January 1, 2018. We are evaluating the possibility to elect hedge accounting treatment for iron ore derivatives that are currently not eligible for hedge accounting, but this is not expected to be fully evaluated at adoption of the new standard.

Reclassifications: We reclassified certain prior-year amounts to conform to the current-year presentation.

NOTE 2 - Supplementary Financial Statement Information

Research and Development Costs

We conduct a broad range of research and development activities aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs, which are recorded as cost of products sold when incurred, totaled $28.1, $28.3 and $27.6 in 2017, 2016 and 2015.

Allowance for Doubtful Accounts

Changes in the allowance for doubtful accounts for the years ended December 31, 2017, 2016 and 2015, are presented below:

	2017	2016	2015
Balance at beginning of year	$7.8	$6.0	$9.0
Increase (decrease) in allowance	(1.0)	2.4	(3.0)
Receivables written off	—	(0.6)	—
Balance at end of year	$6.8	$7.8	$6.0

Inventory

Inventories as of December 31, 2017 and 2016, consist of:

	2017	2016
Finished and semi-finished	$996.7	$842.3
Raw materials	388.3	390.3
Inventory	$1,385.0	$1,232.6

Adoption of New Accounting Principle

In the first quarter of 2018, we changed our accounting method for valuing certain inventories from the last-in, first-out (LIFO) method to the average cost method. This method values inventory using average costs for materials and most recent production costs for labor and overhead. We believe that using the average cost method is preferable since it improves comparability with our peers, more closely tracks the physical flow of our inventory, better matches revenue with expenses and aligns with how we internally manage our business.

The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to all periods presented. As a result of the retrospective application of the change in accounting principle, certain financial statement line items in our consolidated balance sheet and our consolidated statements of operations and comprehensive income (loss) and cash flows were adjusted as follows:

	As Originally Reported	Effect of Change	As Adjusted
Consolidated statement of operations for the year ended December 31, 2017:
Cost of products sold (a)	$5,365.2	$(112.1)	$5,253.1
Income tax expense (benefit)	(17.0)	14.8	(2.2)
Net income (loss)	67.6	97.3	164.9
Net income (loss) attributable to AK Steel Holding Corporation	6.2	97.3	103.5

	As Originally Reported	Effect of Change	As Adjusted
Net income (loss) per share attributable to AK Steel Holding Corporation common stockholders:
Basic	$0.02	$0.31	$0.33
Diluted	0.02	0.30	0.32

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2017:
Cash flow hedges—Reclassification of losses (gains) to net income (loss)	$(12.5)	$6.4	$(6.1)
Comprehensive income (loss)	91.1	112.3	203.4
Comprehensive income (loss) attributable to AK Steel Holding Corporation	29.7	112.3	142.0

Consolidated balance sheet as of December 31, 2017:
Inventory	$1,147.8	$237.2	$1,385.0
Other non-current assets	169.3	(58.5)	110.8
Other non-current liabilities	161.6	7.3	168.9
Accumulated deficit	(3,058.6)	181.6	(2,877.0)
Accumulated other comprehensive loss	(40.0)	(10.2)	(50.2)

Consolidated statement of cash flows for the year ended December 31, 2017:
Net income	$67.6	$97.3	$164.9
Deferred income taxes	(15.2)	6.2	(9.0)
Inventories	1.8	(118.5)	(116.7)
Other operating items, net	8.6	15.0	23.6

Consolidated statement of operations for the year ended December 31, 2016:
Cost of products sold (a)	$5,070.6	$29.1	$5,099.7
Income tax expense (benefit)	3.2	(20.1)	(16.9)
Net income (loss)	58.2	(9.0)	49.2
Net income (loss) attributable to AK Steel Holding Corporation	(7.8)	(9.0)	(16.8)
Net income (loss) per share attributable to AK Steel Holding Corporation common stockholders:
Basic	$(0.03)	$(0.04)	$(0.07)
Diluted	(0.03)	(0.04)	(0.07)

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2016:
Cash flow hedges—Reclassification of losses (gains) to net income (loss)	$27.2	$11.9	$39.1
Comprehensive income (loss)	181.9	(8.1)	173.8
Comprehensive income (loss) attributable to AK Steel Holding Corporation	115.9	(8.1)	107.8

Consolidated balance sheet as of December 31, 2016:
Inventory	$1,113.9	$118.7	$1,232.6
Other non-current assets	165.1	(53.0)	112.1
Other non-current liabilities	148.4	6.6	155.0
Accumulated deficit	(3,064.8)	84.3	(2,980.5)
Accumulated other comprehensive loss	(63.5)	(25.2)	(88.7)

	As Originally Reported	Effect of Change	As Adjusted
Consolidated statement of cash flows for the year ended December 31, 2016:
Net income	$58.2	$(9.0)	$49.2
Deferred income taxes	5.0	(9.1)	(4.1)
Inventories	112.4	17.2	129.6
Other operating items, net	8.1	0.9	9.0

Consolidated statement of operations for the year ended December 31, 2015:
Cost of products sold (a)	$6,040.3	$213.0	$6,253.3
Income tax expense (benefit)	63.4	(69.7)	(6.3)
Net income (loss)	(446.2)	(143.3)	(589.5)
Net income (loss) attributable to AK Steel Holding Corporation	(509.0)	(143.3)	(652.3)
Net income (loss) per share attributable to AK Steel Holding Corporation common stockholders:
Basic	$(2.86)	$(0.81)	$(3.67)
Diluted	(2.86)	(0.81)	(3.67)

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2015:
Cash flow hedges—Reclassification of losses (gains) to net income (loss)	$61.4	$(13.7)	$47.7
Comprehensive income (loss)	(429.0)	(151.8)	(580.8)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	(491.8)	(151.8)	(643.6)

Consolidated statement of cash flows for the year ended December 31, 2015:
Net income	$(446.2)	$(143.3)	$(589.5)
Deferred income taxes	62.1	(74.9)	(12.8)
Inventories	(53.8)	226.7	172.9
Other operating items, net	(11.0)	(8.5)	(19.5)

(a)	Cost of products sold as originally reported reflects the change in presentation of pension and OPEB (income) expense further described in Note 1.

Property, Plant and Equipment

Property, plant and equipment as of December 31, 2017 and 2016, consist of:

	2017	2016
Land, land improvements and leaseholds	$275.3	$272.6
Buildings	509.0	489.6
Machinery and equipment	5,958.2	5,714.0
Construction in progress	89.3	92.8
Total	6,831.8	6,569.0
Less accumulated depreciation	(4,845.6)	(4,554.6)
Property, plant and equipment, net	$1,986.2	$2,014.4

Interest on capital projects capitalized in 2017, 2016 and 2015 was $1.9, $3.1 and $2.1. Asset retirement obligations were $7.8 and $7.2 at December 31, 2017 and 2016.

Goodwill and Intangible Assets

Changes in goodwill for the years ended December 31, 2017, 2016 and 2015 are presented below:

	2017	2016	2015
Balance at beginning of year	$32.8	$32.8	$32.8
Acquisition	221.0	—	—
Balance at end of year	$253.8	$32.8	$32.8

Intangible assets at December 31, 2017, consist of:

	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$36.6	$(2.2)	$34.4
Technology	19.3	(1.4)	17.9
Other	1.0	(0.4)	0.6
Intangible assets	$56.9	$(4.0)	$52.9

Amortization expense related to intangible assets was $4.0 in 2017. Amortization expense is included in costs of products sold. The remaining average life of our intangible assets is 6.6 years for customer relationships and 5.6 years for technology. Estimated annual amortization expense for intangible assets over the next five years is $9.0 in 2018 and $8.4 each year from 2019 through 2022.

Other Non-current Assets

Other non-current assets as of December 31, 2017 and 2016, consist of:

	2017	2016
Investments in affiliates	$77.5	$76.7
Other	33.3	35.4
Other non-current assets	$110.8	$112.1

As part of our ongoing strategic review of our business and operations, in 2015 we re-evaluated our investment in AFSG Holdings, Inc. (“AFSG”), our former insurance and finance leasing businesses, which had been largely liquidated. During 2015, we received a distribution of $14.0 from AFSG. Since the distribution reduced our ability to recover our remaining investment in AFSG after the distribution, we determined our remaining investment in AFSG was impaired and recognized a non-cash charge of $41.6, or $0.23 per diluted share. In 2016, we sold the remaining non-captive insurance operations.

Accrued Liabilities

Accrued liabilities as of December 31, 2017 and 2016, consist of:

	2017	2016
Salaries, wages and benefits	$101.3	$105.6
Interest	35.0	35.2
Other	134.2	93.3
Accrued liabilities	$270.5	$234.1

In the fourth quarter of 2015, we temporarily idled the Ashland Works blast furnace and steelmaking operations (“Ashland Works Hot End”). We incurred charges of $28.1 in the fourth quarter of 2015, which included $22.2 for supplemental unemployment and other employee benefit costs and $5.9 for equipment idling, asset preservation and other costs. The supplemental unemployment and other employee benefit costs were recorded as accrued liabilities, and the activity for the years ended December 31, 2017 and 2016 was as follows:

	2017	2016
Balance at beginning of year	$6.1	$22.1
Payments	(5.3)	(20.1)
Additions to the reserve	0.6	4.1
Balance at end of year	$1.4	$6.1

We estimate we will incur on-going costs of less than $2.0 per month for maintenance of the equipment, utilities and supplier obligations related to the temporarily idled Ashland Works Hot End. These costs were $21.2 and $22.1 for the years ended December 31, 2017 and 2016.

We continue to engage in regular reviews of the potential viability of the Ashland Works Hot End, including an assessment of the most significant risks and benefits of a permanent idling of those idled operations. As part of these reviews, we take into consideration, among other items, our strategic focus on reducing participation in commodity markets to position the company for sustainable profitability and whether we anticipate that future market conditions will enable production from the Ashland Works Hot End to generate sustainable economic returns through steel market cycles.

The Ashland Works Hot End remains on temporary idle and no final determination has been made at this time regarding the long-term status of the operations. However, we now believe it is unlikely that the Ashland Works Hot End will restart in the near term based on forecasted supply and demand characteristics of the markets that we serve. Our assessment and timing of the impairment charge was influenced by our current production capacity and an updated evaluation of the risk of not reaching new labor agreements on a timely basis for key facilities. Factors that influenced our impairment determination included an uncertain global trade landscape influenced by shifting domestic and international political priorities, continued intense competition from domestic steel competitors and foreign steel competition. These conditions directly impact our pricing, which in turn directly impacts our assessment of the demand forecasts for the markets we serve. Despite several successful trade cases, we continue to see a high level of carbon steel imports driven by global overcapacity, particularly in China. As a result, during the quarter ended December 31, 2017, we recognized a non-cash asset impairment charge of $75.6, primarily related to the long-lived assets associated with the Ashland Works Hot End. If we decide to permanently idle the Ashland Works Hot End, we would incur certain cash expenses, including those relating to labor benefit obligations, certain take-or-pay supply agreements and potentially accelerated environmental remediation costs.

NOTE 3 - Acquisition of Precision Partners

On August 4, 2017, we acquired PPHC Holdings, LLC (“Precision Partners”), which provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market. Precision Partners is headquartered in Ontario, Canada and has over 1,000 employees, including approximately 300 engineers and skilled tool makers, across eight plants in Ontario, Alabama and Kentucky. We acquired Precision Partners to advance our core focus on the high-growth automotive lightweighting market and our prominent position in advanced high strength steels, further strengthen our close collaboration with automotive market customers, and leverage both companies’ research and innovation in metals forming. The consolidated financial statements reflect the effects of the acquisition and Precision Partner’s financial results beginning August 4, 2017.

We paid the initial purchase price of $360.4, net of cash acquired, with cash on hand and borrowings under the Credit Facility. The purchase price is subject to a customary working capital adjustment based on the final net working capital position at the closing date of the acquisition. For the year ended December 31, 2017, we incurred acquisition costs of $6.2, primarily for transaction fees and direct costs, including legal, finance, consulting and other professional fees. These costs are included in selling and administrative expenses in the consolidated statements of operations.

A summary of the preliminary purchase price allocation for the fair value of the assets acquired and the obligations assumed at the date of the acquisition is presented below. The purchase price allocation is preliminary and is subject to the completion of several items, including the final net working capital adjustment under the purchase agreement governing the terms of the acquisition.

Accounts receivable	$34.9
Inventory	54.2
Other current assets	2.2
Property, plant and equipment	94.0
Amortizable intangible assets	56.9
Goodwill	221.0
Other non-current assets	0.7
Total assets acquired	463.9
Accounts payable	(37.8)
Accrued liabilities	(35.4)
Other non-current liabilities	(31.9)
Total liabilities assumed	(105.1)
Preliminary purchase price, net of cash acquired (including estimated net working capital adjustment)	$358.8

Goodwill is calculated as the excess of the purchase price over the net assets recognized and primarily represents the growth opportunities in lightweighting solutions to automotive customers, as well as any synergistic benefits to be realized from the acquisition. The goodwill is not deductible for income tax purposes and Precision Partners represents its own reporting unit for goodwill impairment assessments.

NOTE 4 - Investments in Affiliates

We have investments in several businesses accounted for using the equity method of accounting. Investees and equity ownership percentages are presented below:

Equity Ownership %
Combined Metals of Chicago, LLC	40.0%
Delaco Processing, LLC	49.0%
Rockport Roll Shop LLC	50.0%
Spartan Steel Coating, LLC	48.0%

Cost of products sold includes $7.0, $12.3 and $6.7 in 2017, 2016 and 2015 for our share of income of equity investees other than Magnetation. Our share of loss from Magnetation through the first quarter of 2015 is included in other income (expense) and totaled $16.3. No amounts for Magnetation are included in our results after March 31, 2015, when the investment was written off. As of December 31, 2017, our carrying cost of our investment in Spartan Steel exceeded our share of the underlying equity in net assets by $10.8. This difference is being amortized and the amortization expense is included in cost of products sold.

Summarized financial statement data for all investees is presented below. The financial results for Magnetation are only included through March 31, 2015, since it was unlikely after that date that we would retain our equity interest as a result of Magnetation’s bankruptcy.

	2017	2016	2015
Revenue	$292.7	$286.4	$356.4
Gross profit	88.9	96.3	68.3
Net income (loss)	20.7	31.8	(9.8)

	2017	2016
Current assets	$115.2	$94.1
Noncurrent assets	73.5	66.0
Current liabilities	16.2	14.4
Noncurrent liabilities	58.9	44.8

We regularly transact business with these equity investees. Transactions with all equity investees, including Magnetation, for the years indicated are presented below:

	2017	2016	2015
Sales to equity investees	$80.6	$69.2	$61.4
Purchases from equity investees	33.0	213.5	251.0

Outstanding receivables and payables with all equity investees as of the end of the year indicated are presented below:

	2017	2016
Accounts receivable from equity investees	$0.7	$2.6
Accounts payable to equity investees	4.1	4.1

Magnetation

As of March 31, 2015, we concluded that our 49.9% equity interest in Magnetation was fully impaired and recorded a non-cash impairment charge of $256.3 for the quarter ended March 31, 2015. Before March 31, 2015, we believed that the fair value of our interest in Magnetation exceeded its carrying amount and that despite near-term temporary pressures on liquidity, long-term cash flow projections of Magnetation were sufficient to allow us to recover our investment in Magnetation. However, a combination of events and circumstances caused Magnetation to face near-term liquidity issues during the first quarter of 2015. On May 5, 2015, Magnetation and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota.

On October 6, 2016, the Bankruptcy Court approved a Global Settlement Agreement (“Settlement Agreement”) among us, Magnetation, Magnetation Inc., and Magnetation’s revolving credit facility lenders, senior secured noteholders and debtor-in-possession facility lenders to terminate the iron ore pellet offtake agreement with Magnetation and to wind down Magnetation’s business. Among other terms of the Settlement Agreement, we agreed to make a cash payment (“Termination Payment”) to Magnetation’s Chapter 11 estate in order to terminate our offtake agreement with Magnetation and cease purchasing iron ore pellets from Magnetation. The next day, the transactions contemplated by the Settlement Agreement were completed and we made a Termination Payment of $36.6, thereby terminating the pellet offtake agreement.

Also in connection with the approval of the Settlement Agreement and the payment of the Termination Payment to the bankruptcy estate, we recognized a charge in the fourth quarter of 2016 for the Termination Payment and a charge of $32.9 for the present value of remaining obligations under contracts with other third parties to transport pellets to our facilities. In the fourth quarter of 2017, we reached an agreement for transportation services that provides a timeframe to begin using the rail cars that were idled after the termination of the pellet supply agreement. As a result, we recorded a credit of $19.3 during the fourth quarter of 2017 to reduce the unpaid liability.

NOTE 5 - Income Taxes

We and our subsidiaries file a consolidated federal income tax return that includes all domestic companies owned 80% or more by us and the proportionate share of our interest in equity method investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to us and our domestic subsidiaries.

Components of income (loss) before income taxes for the years ended December 31, 2017, 2016 and 2015, are presented below:

	2017	2016	2015
United States	$91.6	$(40.4)	$(665.1)
Foreign	9.7	6.7	6.5
Noncontrolling interests	61.4	66.0	62.8
Income (loss) before income taxes	$162.7	$32.3	$(595.8)

Significant components of deferred tax assets and liabilities at December 31, 2017 and 2016 are presented below:

	2017	2016
Deferred tax assets:
Net operating and capital loss and tax credit carryforwards	$619.5	$835.2
Postretirement benefits	92.5	142.6
Pension benefits	117.5	260.3
Inventories	47.9	60.5
Other assets	71.6	146.9
Valuation allowance	(735.7)	(1,189.7)
Total deferred tax assets	213.3	255.8
Deferred tax liabilities:
Depreciable assets	(121.9)	(213.3)
Other liabilities	(118.3)	(48.7)
Total deferred tax liabilities	(240.2)	(262.0)
Net deferred tax liabilities	$(26.9)	$(6.2)

We regularly evaluate the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that we will realize future deferred tax assets. We assess the valuation allowance each reporting period and reflect any additions or adjustments in earnings in the same period. When we assess the need for a valuation allowance, we consider both positive and negative evidence of the likelihood that we will realize deferred tax assets in each jurisdiction. In general, cumulative losses in recent periods provide significant objective negative evidence on our ability to generate future taxable income. As of December 31, 2017 and 2016, we concluded that the negative evidence outweighed the positive evidence and we recorded a valuation allowance for a significant portion of our deferred tax assets. To determine the appropriate valuation allowance, we considered the timing of future reversal of our taxable temporary differences that supports realizing a portion of our federal and state deferred tax assets. This accounting treatment has no effect on our ability to use the loss carryforwards and tax credits to reduce future cash tax payments.

Changes in the valuation allowance for the years ended December 31, 2017, 2016 and 2015, are presented below:

	2017	2016	2015
Balance at beginning of year	$1,189.7	$1,232.3	$1,005.3
Change in valuation allowance:
Included in income tax expense (benefit)	(62.3)	11.0	235.3
Change in deferred assets in other comprehensive income	8.5	(53.6)	(8.3)
Effect of tax rate changes	(400.2)	—	—
Balance at end of year	$735.7	$1,189.7	$1,232.3

At December 31, 2017, we had $2,634.0 in federal regular net operating loss carryforwards, which will expire between 2023 and 2037. At December 31, 2017, we had research and development (“R&D”) credit carryforwards of $1.2 that we may use to offset future income tax liabilities. The R&D credits expire between 2027 and 2028. At December 31, 2017, we had $96.6 in deferred tax assets for state net operating loss carryforwards and tax credit carryforwards, before considering valuation allowances, which will expire between 2018 and 2037.

Significant components of income tax expense are presented below:

	2017	2016	2015
Current:
Federal	$(4.5)	$(3.7)	$—
State	0.3	0.2	0.2
Foreign	2.4	1.7	1.8
Deferred:
Federal	0.7	15.1	0.4
State	0.1	1.4	—
Foreign	(0.4)	—	—
Benefits of operating loss carryforwards	—	(16.1)	—
Amount allocated to other comprehensive income	—	(15.5)	(8.0)
Change in valuation allowance on beginning-of-the-year deferred tax assets	(0.8)	—	(0.7)
Income tax expense (benefit)	$(2.2)	$(16.9)	$(6.3)

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”), signed into law on December 22, 2017, reduces the corporate income tax rate to 21% beginning in 2018, among other provisions. While the effective date of the new corporate tax rates for us is January 1, 2018, we are required to calculate the effects of changes in tax rates and laws on deferred tax balances in 2017, the period in which the legislation was enacted. We have not completed our determination of the accounting implications of the Tax Act on our tax balances. However, we have reasonably estimated the provisional effects of the Tax Act in the consolidated financial statements as of December 31, 2017.

At December 31, 2017, we remeasured our deferred tax assets and liabilities based on the rate at which they are expected to reverse in the future, which is generally 21% at the U.S. federal level. As a result, our income tax expense for the fourth quarter of 2017 includes a non-cash credit of $4.3 for the decrease in the value of our net deferred tax liabilities.

The Tax Act requires us to calculate the undistributed earnings of our foreign subsidiaries, as determined under U.S. tax principles, and include a portion of these earnings in our 2017 taxable income. The transition tax provisions of the Tax Act are complex, and the Department of Treasury has issued preliminary guidance for taxpayers, with further guidance expected over the next several months. We calculated an estimated transition tax as of December 31, 2017 and will complete our analysis of the transition tax as we complete our tax return filings for 2017, including (1) confirming the accumulated earnings of the foreign subsidiaries as determined using U.S. tax principles and (2) determining the appropriate allocation of the earnings between amounts invested in cash and the amounts invested in non-cash assets. We do not expect to incur a cash tax liability for the transition tax due to the availability of existing net operating loss carryforwards.

As a result of the transition tax inclusion, we had no undistributed earnings of foreign subsidiaries at December 31, 2017 that had not been subject to U.S. income tax. Consequently, there will generally be no incremental U.S. taxable income generated if we repatriate these earnings in the future. However, foreign withholding taxes on dividend distributions could apply, unless they are eliminated by a treaty between the United States and the country where our foreign affiliate is located. Since we consider these earnings to be permanently invested in our foreign subsidiaries, we did not record any withholding taxes that would be assessed if the earnings were repatriated by payment of a dividend. If we repatriated the earnings, we estimate that the withholding tax liability would not be material at December 31, 2017.

We do not expect to incur cash tax liabilities associated with the provisions of the Tax Act in the foreseeable future due to the availability to us of existing net operating loss carryforwards. Our net operating loss carryovers generated through 2017 retain the original 20-year carryover periods and can be used to offset future taxable income without limitation.

The reconciliation of income tax on income (loss) before income taxes computed at the U.S. federal statutory tax rates to actual income tax expense is presented below:

	2017	2016	2015
Income tax expense (benefit) at U.S. federal statutory rate	$57.2	$11.3	$(208.6)
Income tax expense calculated on noncontrolling interests	(21.5)	(23.1)	(22.0)
State and foreign tax expense, net of federal tax	6.3	0.2	(7.9)
Increase (decrease) in deferred tax asset valuation allowance	(51.8)	11.0	235.3
Amount allocated to other comprehensive income	—	(15.5)	(8.0)
Credit for U.S. tax legislation	(4.3)	—	—
Transition tax on foreign earnings	7.9	—	—
Other differences	4.0	(0.8)	4.9
Income tax expense (benefit)	$(2.2)	$(16.9)	$(6.3)

Our federal, state and local tax returns are subject to examination by various taxing authorities. Federal returns for periods beginning in 2013 are open for examination, while certain state and local returns are open for examination for periods beginning in 2007. However, taxing authorities have the ability to adjust net operating loss carryforwards generated in years before these periods. We have not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on income tax returns until taxing authorities review them. We have established appropriate income tax accruals, and believe that the outcomes of future federal examinations, as well as ongoing and future state and local examinations, will not have a material adverse impact on our financial position, results of operations or cash flows. When statutes of limitations expire or taxing authorities resolve uncertain tax positions, we will adjust income tax expense for the unrecognized tax benefits. We have no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change within twelve months of December 31, 2017.

A reconciliation of the change in unrecognized tax benefits for 2017, 2016 and 2015 is presented below:

	2017	2016	2015
Balance at beginning of year	$124.2	$130.3	$59.9
Decreases for prior year tax positions	(0.5)	(4.5)	(0.3)
Increases (decreases) for current year tax positions	0.3	(1.6)	70.7
Increases (decreases) related to tax rate changes (a)	(34.6)	—	—
Balance at end of year	$89.4	$124.2	$130.3

(a)
As a result of the Tax Act, the value of unrecognized tax benefits associated with NOL carryforwards and other temporary differences was reduced to reflect the lower tax rates that will apply if the uncertainties related to these deferred tax assets materialize in the future.

Included in the balance of unrecognized tax benefits at December 31, 2017 and 2016, are $75.0 and $107.4 of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2017 and 2016, are $14.4 and $16.8 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes.

NOTE 6 - Long-term Debt and Other Financing

Debt balances at December 31, 2017 and 2016, are presented below:

	2017	2016
Credit Facility	$450.0	$—
7.50% Senior Secured Notes due July 2023 (effective rate of 8.3%)	380.0	380.0
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0
7.625% Senior Notes due May 2020	—	529.8
7.625% Senior Notes due October 2021	406.2	406.2
8.375% Senior Notes due April 2022	—	279.8
6.375% Senior Notes due October 2025 (effective rate of 7.1%)	280.0	—
7.00% Senior Notes due March 2027	400.0	—
Industrial Revenue Bonds due 2020 through 2028	99.3	99.3
Capital lease for Research and Innovation Center	—	25.2
Unamortized debt discount and issuance costs	(55.4)	(53.7)
Total long-term debt	$2,110.1	$1,816.6

During 2017, we were in compliance with all the terms and conditions of our debt agreements.

Maturities of long-term debt for the next five years, at December 31, 2017, are presented below:

Year	Debt Maturities
2018	$—
2019	150.0
2020	7.3
2021	406.2
2022	450.0

Credit Facility

In September 2017, we entered a new $1,350.0 revolving credit facility (the “Credit Facility”), which expires in September 2022 and is guaranteed by AK Steel’s parent company, AK Holding, and by AK Tube LLC (“AK Tube”), AK Steel Properties, Inc. (“AK Properties”) and Mountain State Carbon LLC (“Mountain State Carbon”), three 100%-owned subsidiaries of AK Steel (referred to together as the “Subsidiary Guarantors”). The Credit Facility replaced our previous $1,500.0 revolving credit facility (“Replaced Credit Facility”), which was set to expire in March 2019, and is secured by the same classes of assets as the Replaced Facility. The Credit Facility contains customary restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, dispositions, indebtedness, liens and affiliate transactions. The Credit Facility requires that we maintain a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $135.0. The Credit Facility’s current availability significantly exceeds $135.0. Availability is calculated as the lesser of the Credit Facility commitments or eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit. We secure our Credit Facility obligations with our inventory and accounts receivable, and the Credit Facility’s availability fluctuates monthly based on the varying levels of eligible collateral. We do not expect any of these restrictions to affect or limit our ability to conduct business in the ordinary course. The Credit Facility includes a “first-in, last-out” or “FILO” tranche, which allows us to use a portion of our eligible collateral at higher advance rates.

At December 31, 2017, our aggregate borrowing base, after application of applicable advance rates, was $1,328.8. As of December 31, 2017, we had $450.0 in outstanding borrowings. Availability as of December 31, 2017 was further reduced by $71.5 for outstanding letters of credit, resulting in remaining availability of $807.3. The weighted-average interest rate on the outstanding borrowings at December 31, 2017 was 3.27%.

Senior Secured Notes

AK Steel has outstanding $380.0 aggregate principal amount of 7.50% Senior Secured Notes due July 2023 (the “Secured Notes”). The Secured Notes are fully and unconditionally guaranteed by AK Holding and the Subsidiary Guarantors. The Secured Notes are secured by first priority liens on the plant, property and equipment (other than certain excluded property, and subject to permitted liens) of AK Steel and the Subsidiary Guarantors and any proceeds from them. The book value of the collateral as of December 31, 2017 was approximately $1.5 billion. The indenture governing the Secured Notes includes covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the incurrence of sale/leaseback transactions, (d) the use of proceeds from the sale of collateral, and (e) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The Secured Notes also contain customary events of default. Before July 15, 2019, we may redeem the Secured Notes at a price equal to 100.000% of par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After July 15, 2019, we may redeem them at 103.750% until July 15, 2020, 101.875% until July 15, 2021, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption. After we issued the Secured Notes in 2016, we repurchased prior senior secured notes and recognized other expense of $12.4 for expenses related to the debt retirement in 2016.

Exchangeable Notes

AK Steel has outstanding 5.0% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”). We may not redeem the Exchangeable Notes before their maturity date. The indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture”) provides holders with an exchange right at their option before August 15, 2019, if the closing price of our common stock is greater than or equal to $7.02 per share (130% of the exchange price of the Exchangeable Notes) for at least 20 trading days during the last 30 consecutive trading days of a calendar quarter. As a result of meeting this trigger at January 1, 2017, a portion of the equity component of the Exchangeable Notes, calculated as the difference between the principal amount of the Exchangeable Notes and the carrying amount of the liability component of the Exchangeable Notes, was considered redeemable and classified as temporary equity of $21.3 on the consolidated balance sheets at December 31, 2016. The triggering condition was not met as of January 1, 2018. The triggering condition is reassessed at the beginning of each quarter while any Exchangeable Notes remain outstanding. We would be required to pay cash to holders for the principal amount of the Exchangeable Notes and to pay cash or issue common stock (at our option) for the premium if the holders elect to exchange their Exchangeable Notes. If holders of Exchangeable Notes elect to exchange, we expect to fund any cash settlement from cash or borrowings under our Credit Facility or both.

On or after August 15, 2019, holders may exchange their Exchangeable Notes at any time, and we would be obligated to (i) pay an amount in cash equal to the aggregate principal amount of the Exchangeable Notes to be exchanged and (ii) at our election, pay cash, deliver shares of AK Holding common stock or a combination for any remaining exchange obligation in excess of the aggregate principal amount of the Exchangeable Notes being exchanged. Holders may exchange their Exchangeable Notes into shares of AK Holding common stock at their option at an initial exchange rate of 185.1852 shares of AK Holding common stock per $1,000 principal amount of Exchangeable Notes. The initial exchange rate is equivalent to a conversion price of approximately $5.40 per share of common stock, which equates to 27.8 million shares to be used to determine the aggregate equity consideration to be delivered upon exchange, which could be adjusted for certain dilutive effects from potential future events. Holders may exchange their Exchangeable Notes before August 15, 2019 only under certain circumstances. The Exchangeable Notes Indenture does not contain any financial or operating covenants or restrict us or our subsidiaries from paying dividends, incurring debt or issuing or repurchasing securities. If we undergo a fundamental change, as defined in Exchangeable Notes Indenture (which, for example, would include various transactions in which we would undergo a change of control), holders may require us to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, if we undergo a “make-whole fundamental change,” as defined in the Exchangeable Notes Indenture, before the maturity date, in addition to requiring us to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for holders who elect to exchange their notes in connection with the event.

Based on the initial exchange rate, the Exchangeable Notes are exchangeable into a maximum of 37.5 million shares of AK Holding common stock. However, we would only deliver the maximum amount of shares if, following a “make-whole fundamental change” described above, we elect to deliver the shares to satisfy the higher exchange rate. Although the Exchangeable Notes were issued at par, for accounting purposes the proceeds received from the issuance of the notes are allocated between debt and equity to reflect the fair value of the exchange option embedded in the notes and the fair value of similar debt without the exchange option. Therefore, we recorded $38.7 of the gross proceeds of the Exchangeable Notes as an increase in additional paid-in capital with the offsetting amount recorded as a debt discount. We are amortizing the debt discount and issuance costs over the term of the Exchangeable Notes using the effective interest method. As of December 31, 2017 and 2016, the net carrying amount of the Exchangeable Notes was $135.3 and $128.7.

Senior Unsecured Notes

AK Steel has outstanding $406.2 aggregate principal amount of 7.625% Senior Notes due October 2021 (the “2021 Notes”). We may redeem the 2021 Notes at 103.813% until October 1, 2018, 101.906% thereafter until October 1, 2019, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

AK Steel has outstanding $280.0 aggregate principal amount of 6.375% Senior Unsecured Notes due October 2025 (the “2025 Notes”). The 2025 Notes were issued in August 2017 as part of a transaction to refinance our 8.375% Senior Notes due April 2022, and generated net proceeds of $275.8 after underwriting discount. Before October 15, 2020, we may redeem the 2025 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, we may redeem them at 103.188% until October 15, 2021, 101.594% thereafter until October 15, 2022, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption. In 2017, we recognized other expense of $8.4 related to the issuance of the 2025 Notes and retirement of the 2022 Notes. Fees paid to holders of the 2022 Notes to tender their notes and expenses paid to third parties related to the issuance of the 2025 Notes totaling $10.6 were recognized as an adjustment of the carrying amount of the 2025 Notes and are being amortized over their term as an adjustment to interest expense.

AK Steel has outstanding $400.0 aggregate principal amount of 7.00% Senior Unsecured Notes due March 2027 (the “2027 Notes”). The 2027 Notes were issued in March 2017 as part of a transaction to refinance our 7.625% Senior Notes due May 2020, and generated net proceeds of $394.0 after underwriting discount. Before March 15, 2022, we may redeem the 2027 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, we may redeem them at 103.500% until March 15, 2023, 102.333% thereafter until March 15, 2024, 101.167% thereafter until March 15, 2025, and 100.000% thereafter, together with all accrued and unpaid interest to the date of redemption. In 2017, we recognized other expense of $13.1 related to the issuance of the 2027 Notes and retirement of the 2020 Notes. Fees paid to holders of the 2020 Notes to tender their notes and expenses paid to third parties related to the issuance of the 2027 Notes totaling $7.5 were recognized as an adjustment of the carrying amount of the 2027 Notes and are being amortized over their term as an adjustment to interest expense.

The Exchangeable Notes, the 2021 Notes, the 2025 Notes, the 2027 Notes and the unsecured industrial revenue bonds (“IRBs”) discussed below (collectively, the “Senior Unsecured Notes”) are equal in right of payment. AK Holding and the Subsidiary Guarantors each fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Senior Unsecured Notes other than the Exchangeable Notes, which are guaranteed only by AK Holding. The indentures governing the 2021 Notes, the 2025 Notes, the 2027 Notes and the unsecured IRBs include covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the amount of sale/leaseback transactions, and (d) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The indentures governing the Senior Unsecured Notes also contain customary events of default. The Senior Unsecured Notes rank junior in priority to the Secured Notes to the extent of the value of the assets securing the Secured Notes.

Industrial Revenue Bonds

AK Steel has outstanding $73.3 aggregate principal amount of fixed-rate tax-exempt IRBs (the “unsecured IRBs”) at December 31, 2017. The weighted-average fixed interest rate of the unsecured IRBs is 6.8%. The unsecured IRBs are unsecured senior debt obligations of AK Steel that are equal in ranking with the other Senior Unsecured Notes. In addition, AK Steel has outstanding $26.0 aggregate principal amount of variable-rate taxable IRBs at December 31, 2017, that are backed by letters of credit.

Research and Innovation Center Lease

In October 2017, we acquired the Research and Innovation Center capital lease. As a result, the liability was effectively settled.

NOTE 7 - Pension and Other Postretirement Benefits

Summary

We provide noncontributory pension and various healthcare and life insurance benefits to a significant portion of our employees and retirees. Benefits are provided through defined benefit and defined contribution plans that we sponsor, as well as multiemployer plans for certain union members. Our defined benefit pension plans are not fully funded. We will be required to make pension contributions of approximately $51.0 for 2018. Based on current actuarial assumptions, we expect to make required pension contributions of approximately $35.0 for 2019 and $10.0 for 2020. Factors that affect future funding projections include differences between expected and actual returns on plan assets, actuarial data and assumptions relating to plan participants, the discount rate used to measure the pension obligations and changes to regulatory funding requirements. We expect to make other postretirement benefit (“OPEB”) payments, after receipt of Medicare subsidy reimbursements, of approximately $38.8 in 2018.

Defined Benefit Plans

Plan Obligations

Amounts presented below are calculated based on benefit obligation and asset valuation measurement dates of December 31, 2017 and 2016:

	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Change in benefit obligations:
Benefit obligations at beginning of year	$2,874.8	$3,247.4	$443.7	$488.6
Service cost	2.8	3.0	4.7	4.9
Interest cost	108.2	120.4	17.3	19.9
Plan participants’ contributions	—	—	23.3	25.6
Actuarial loss (gain)	91.0	45.1	27.1	(35.1)
Amendments	—	8.4	(4.7)	—
Benefits paid	(269.0)	(339.1)	(65.5)	(65.6)
Annuity settlement	—	(210.3)	—	—
Medicare subsidy reimbursement received	—	—	2.6	5.4
Foreign currency exchange rate changes	0.2	(0.1)	—	—
Benefit obligations at end of year	$2,808.0	$2,874.8	$448.5	$443.7

Change in plan assets:
Fair value of plan assets at beginning of year	$2,183.5	$2,511.4	$—	$—
Actual gain on plan assets	362.4	193.3	—	—
Employer contributions	45.3	33.1	39.6	34.6
Plan participants’ contributions	—	—	23.3	25.6
Benefits paid	(269.0)	(339.1)	(65.5)	(65.6)
Annuity settlement	—	(215.2)	—	—
Medicare subsidy reimbursement received	—	—	2.6	5.4
Fair value of plan assets at end of year	$2,322.2	$2,183.5	$—	$—
Funded status	$(485.8)	$(691.3)	$(448.5)	$(443.7)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(1.3)	$(1.3)	$(38.8)	$(40.0)
Noncurrent liabilities	(484.5)	(690.0)	(409.7)	(403.7)
Total	$(485.8)	$(691.3)	$(448.5)	$(443.7)

Amounts recognized in accumulated other comprehensive loss, before taxes:
Actuarial loss (gain)	$77.6	$209.7	$(13.0)	$(44.4)
Prior service cost (credit)	23.2	27.9	(84.9)	(138.7)
Total	$100.8	$237.6	$(97.9)	$(183.1)

The accumulated benefit obligation for all defined benefit pension plans was $2,767.1 and $2,826.6 at December 31, 2017 and 2016. All our defined benefit pension plans have an accumulated benefit obligation in excess of plan assets. The amounts included in current liabilities represent only the amounts of our unfunded pension and OPEB benefit plans that we expect to pay in the next year.

During 2016, we transferred to a highly rated insurance company $210.3 of pension obligations for approximately 10,000 retirees or their beneficiaries in two separate transactions. As part of these transactions, we transferred a similar amount of pension trust assets to purchase non-participating annuity contracts during the third quarter of 2016 that require the insurance company to pay the transferred pension obligations to the pension participants. As a result of the transfer of pension assets in October 2016, we recorded settlement losses of $25.0 in the fourth quarter of 2016 to recognize a portion of the unrealized actuarial loss associated with the transferred obligations. We also recorded a pension corridor charge of $78.4 in the fourth quarter of 2016 in connection with the October plan remeasurement. The corridor charge was primarily a result of a decline in discount rates since the beginning of the year, partially offset by better than expected returns on plan assets.

We revise our mortality assumptions when the Society of Actuaries issues new mortality tables, typically in October. Over the past two years the new mortality assumptions decreased the assumed life expectancy of participants in our defined benefit plans, thereby decreasing the total expected benefit payments and our pension and OPEB obligations. Included in the 2017 actuarial loss (gain) in the table above were actuarial gains of $14.3 and $2.9 related to the change in the mortality tables on pension benefits and OPEB, respectively. Included in the 2016 actuarial loss (gain) in the table above were actuarial gains of $33.8 and $4.5 related to the change in the mortality tables on pension benefits and OPEB, respectively.

Assumptions used to value benefit obligations and determine pension and OPEB expense (income) are presented below:

	Pension Benefits			Other Benefits
	2017	2016	2015	2017	2016	2015
Assumptions used to determine benefit obligations at December 31:
Discount rate	3.54%	3.93%	4.15%	3.59%	4.04%	4.22%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Subsequent year healthcare cost trend rate				6.65%	7.00%	7.00%
Ultimate healthcare cost trend rate				4.50%	4.50%	4.50%
Year ultimate healthcare cost trend rate begins				2025	2025	2024

Assumptions used to determine pension and OPEB expense (income) for the year ended December 31:
Discount rate	3.93%	3.95%	3.82%	4.04%	4.22%	3.90%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

We determine the discount rate at each remeasurement by finding a hypothetical portfolio of individual high-quality corporate bonds available at the measurement date with coupon and principal payments that could satisfy the plans’ expected future benefit payments that we use to calculate the projected benefit obligation. The discount rate is the single rate that is equivalent to the average yield on that hypothetical portfolio of bonds. We changed our assumption for future expected returns on pension plan assets to 7.00% from 7.25%, effective January 1, 2018.

Assumed healthcare cost trend rates generally have a significant effect on the amounts reported for healthcare plans. However, caps on the share of OPEB obligations that we pay limit the effect of changes in OPEB assumptions. As of December 31, 2017, a one-percentage-point change in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on total service cost and interest cost components	$—	$—
Effect on postretirement benefit obligation	1.1	(1.1)

Estimated future benefit payments to beneficiaries are presented below:

	Pension Plans	Other Benefits	Medicare Subsidy
2018	$262.8	$39.8	$(1.0)
2019	254.6	38.1	(1.1)
2020	243.3	36.3	(1.1)
2021	231.3	34.7	(1.1)
2022	227.0	33.2	(1.1)
2023 through 2027	988.4	145.8	(6.3)

Plan Assets

Our investments in the master pension trust primarily include indexed and actively-managed funds. A fiduciary committee sets the target asset mix and monitors asset performance. We determine the master pension trust’s projected long-term rate of return based on the asset allocation, the trust’s investment policy statement and our long-term capital market return assumptions for the master trust.

We have developed an investment policy that considers liquidity requirements, expected investment return and expected asset risk, as well as standard industry practices. The target asset allocation for the master pension trust at December 31, 2017 was 55% equity, 44% fixed income, and 1% cash. Equity investments consist of individual securities, equity mutual funds and common/collective trusts with equity investment strategies, which are diversified across multiple industry sectors, company market capitalizations and geographical investment strategies. The equity mutual funds and common/collective trusts have no unfunded commitments or significant redemption restrictions. Fixed-income investments consist of individual securities and common/collective trusts, which invest primarily in investment-grade and high-yield corporate bonds and U.S. Treasury securities. The fixed-income investments are diversified by ratings, maturities, industries and other factors. Plan assets contain no significant concentrations of risk from individual securities or industry sectors. The master pension trust has no direct investments in our common stock or fixed-income securities.

Master pension trust investments measured at fair value on a recurring basis at December 31, 2017 and 2016 are presented below, with certain assets presented by level within the fair value hierarchy. As a practical expedient, we estimate the value of common/collective trusts, equity mutual funds and certain other assets by using the net asset value (“NAV”) per share multiplied by the number of shares of the trust investment held as of the measurement date. If we have the ability to redeem our investment in the respective alternative investment at the NAV with no significant restrictions on the redemption at the consolidated balance sheet date, excluding equity mutual funds, we categorized the alternative investment as a reconciliation of pension investments reported in the fair value hierarchy to the master pension trust’s balance. See Note 16 for more information on the determination of fair value.

	Quoted Prices in Active Markets for Identical Assets		Significant Other Observable Inputs
	(Level 1)		(Level 2)		Total
	2017	2016	2017	2016	2017	2016
Investments in fair value hierarchy
Equity investments:
U.S. securities	$46.6	$169.4	$—	$—	$46.6	$169.4
Global securities	—	—	327.9	191.0	327.9	191.0
Fixed-income investments:
High-yield U.S. securities	—	—	111.8	0.4	111.8	0.4
Other U.S. securities	—	—	524.6	—	524.6	—
Global securities	—	—	—	395.4	—	395.4
Other investments	—	—	30.6	28.9	30.6	28.9
Total pension investments in fair value hierarchy	$46.6	$169.4	$994.9	$615.7	$1,041.5	$785.1

Investments with fair values measured at net asset value
Common/collective trusts:
U.S. equity securities (a)					194.6	728.8
Global equity securities (b)					707.0	381.4
U.S. corporate fixed-income securities (c)					379.1	207.4
U.S. Treasury securities and bonds					—	80.4
Other					—	0.4
Total pension assets at fair value					$2,322.2	$2,183.5

(a)	Investments primarily in domestic equity securities, which may include common stocks, options and futures.

(b)	Investments primarily in global equity securities, which may include common stocks, options and futures.

(c)	Investments primarily in domestic fixed income investments, which may include investment-grade and high-yield corporate bonds, interest rate swaps, options and futures.

Periodic Benefit Costs

Components of pension and OPEB expense (income) for the years 2017, 2016 and 2015 are presented below:

	Pension Benefits			Other Benefits
	2017	2016	2015	2017	2016	2015
Components of pension and OPEB expense (income):
Service cost	$2.8	$3.0	$2.2	$4.7	$4.9	$7.1
Interest cost	108.2	120.4	130.0	17.3	19.9	22.5
Expected return on plan assets	(149.9)	(167.1)	(198.4)	—	—	—
Amortization of prior service cost (credit)	4.7	5.6	4.4	(58.5)	(60.4)	(64.6)
Recognized net actuarial loss (gain):
Annual amortization	10.5	29.2	31.2	(4.2)	(4.3)	1.6
Corridor charge (credit)	—	78.4	144.3	—	(35.3)	(13.1)
Settlement loss	—	29.9	1.0	—	—	—
Pension and OPEB expense (income)	$(23.7)	$99.4	$114.7	$(40.7)	$(75.2)	$(46.5)

During 2016 and 2015, we performed remeasurements of an unfunded supplemental retirement plan and recognized settlement losses as a result of lump sum benefit payments made to retired participants.

Pension and OPEB expense (income) for the defined benefit pension plans over the next year is expected to include amortization of $15.9 of the unrealized net loss and $3.8 from the prior service cost in accumulated other comprehensive loss. Pension and OPEB expense (income) for the other postretirement benefit plans over the next fiscal year is expected to include amortization of $1.3 of the unrealized net gain and $13.7 from the prior service credit in accumulated other comprehensive loss.

Defined Contribution Plans

All employees are eligible to participate in various defined contribution plans. Certain of these plans have features with matching contributions or other company contributions based on our financial results. Total expense from these plans was $24.9, $23.1 and $18.8 in 2017, 2016 and 2015.

Multiemployer Pension Plans

We contribute to multiemployer pension plans according to collective bargaining agreements that cover certain union-represented employees. The following risks of participating in these multiemployer plans differ from single employer pension plans:

•	Employer contributions to a multiemployer plan may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer plan, the remaining participating employers may need to assume the unfunded obligations of the plan.

•
If the multiemployer plan becomes significantly underfunded or is unable to pay its benefits, we may be required to contribute additional amounts in excess of the rate required by the collective bargaining agreements.

•	If we choose to stop participating in a multiemployer plan, we may be required to pay that plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Our participation in these multiemployer plans for the years ended December 31, 2017, 2016 and 2015, is presented below. We do not provide more than five percent of the total contributions to any multiemployer plan. Forms 5500 are not yet available for plan years ending in 2017.

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (a)		FIP/RP Status Pending/Implemented (b)	Contributions			Surcharge Imposed (c)	Expiration Date of Collective Bargaining Agreement
		2017	2016		2017	2016	2015
Steelworkers Pension Trust	23-6648508/499	Green	Green	No	$6.3	$6.8	$7.3	No	9/1/2018 to 3/31/2021 (d)
IAM National Pension Fund’s National Pension Plan	51-6031295/002	Green	Green	No	18.4	18.0	16.0	No	3/15/2018 to 5/31/2019 (e)
					$24.7	$24.8	$23.3

(a)
The most recent Pension Protection Act zone status available in 2017 and 2016 is for each plan’s year-end at December 31, 2016 and 2015. The plan’s actuary certifies the zone status. Generally, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The Steelworkers Pension Trust and IAM National Pension Fund’s National Pension Plan elected funding relief under section 431(b)(8) of the Internal Revenue Code and section 304(b)(8) of the Employment Retirement Income Security Act of 1974 (ERISA). This election allows those plans’ investment losses for the plan year ended December 31, 2008, to be amortized over 29 years for funding purposes.

(b)
The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented, as defined by ERISA.

(c)	The surcharge represents an additional required contribution due as a result of the critical funding status of the plan.

(d)
We are a party to three collective bargaining agreements at our Ashland Works, Mansfield Works and at the AK Tube Walbridge plant that require contributions to the Steelworkers Pension Trust. The labor contract for approximately 305 hourly employees at the Ashland Works expires on September 1, 2018. The labor contract for approximately 90 hourly employees at the AK Tube Walbridge plant expires January 22, 2021. The labor contract for approximately 305 hourly employees at Mansfield Works expires on March 31, 2021.

(e)
We are a party to three collective bargaining agreements at our Butler Works, Middletown Works and Zanesville Works that require contributions to the IAM National Pension Fund’s National Pension Plan. The labor contract for approximately 1,725 hourly employees at Middletown Works expires on March 15, 2018. The labor contract for approximately 1,155 hourly employees at Butler Works expires on April 1, 2019. The labor contract for approximately 115 hourly employees at Zanesville Works expires on May 31, 2019.

NOTE 8 - Operating Leases

Rental expense was $43.1, $46.7 and $44.0 for 2017, 2016 and 2015. Obligations to make future minimum lease payments at December 31, 2017, are presented below:

2018	$18.2
2019	18.8
2020	18.1
2021	18.9
2022	16.6
2023 and thereafter	90.2
Total minimum lease payments	$180.8

NOTE 9 - Commitments

We purchase substantial portions of the principal raw materials required for our steel manufacturing operations under annual and multi-year agreements, some of which have minimum quantity requirements. We also use large volumes of natural gas, electricity and industrial gases in our steel manufacturing operations. We negotiate most of our purchases of chrome, coke, industrial gases, iron ore and a portion of our electricity under multi-year agreements. The iron ore agreements typically have a variable-price mechanism that adjusts the price of iron ore periodically, based on reference to an iron ore index and other market-based factors. We typically purchase coal under annual fixed-price agreements. We also purchase certain transportation services under multi-year contracts with minimum quantity requirements.

Commitments for future capital investments at December 31, 2017, totaled approximately $59.0, all of which we expect to incur in 2018.

NOTE 10 - Environmental and Legal Contingencies

Environmental Contingencies

Domestic steel producers, including us, must follow stringent federal, state and local laws and regulations designed to protect human health and the environment. We have spent the following amounts over the past three years for environmental-related capital investments and environmental compliance:

	2017	2016	2015
Environmental-related capital investments	$6.8	$4.9	$7.1
Environmental compliance costs	129.5	123.9	133.2

We and our predecessors have been involved in steel manufacturing and related operations since 1900. Although we believe our operating practices have been consistent with prevailing industry standards, hazardous materials may have been released at operating sites or third-party sites in the past, including operating sites that we no longer own. If we reasonably can, we have estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. For sites involving government-required investigations, we typically make an estimate of potential remediation expenditures only after the investigation is complete and when we better understand the nature and scope of the remediation. In general, the material factors in these estimates include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight, site monitoring, and preparation of reports to the appropriate environmental agencies. We have recorded the following liabilities for environmental matters on our consolidated balance sheets:

	2017	2016
Accrued liabilities	$8.5	$7.3
Other non-current liabilities	35.4	39.9

We cannot predict the ultimate costs for each site with certainty because of the evolving nature of the investigation and remediation process. Rather, to estimate the probable costs, we must make certain assumptions. The most significant of these assumptions is for the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs for future investigation and remediation are not discounted to their present value. To the extent that we have been able to reasonably estimate future liabilities, we do not believe that there is a reasonable possibility that we will incur a loss or losses that exceed the amounts we accrued for the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, since we recognize amounts in the consolidated financial statements in accordance with accounting principles generally accepted in the United States that exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than the liabilities we currently have recorded in our consolidated financial statements.

Except as we expressly note below, we do not currently anticipate any material effect on our consolidated financial position, results of operations or cash flows as a result of compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same federal environmental regulations, we do not believe that we are more disadvantaged than our domestic competitors by our need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries where they produce, resulting in lower compliance costs for them and providing those foreign competitors with a cost advantage on their products.

According to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the United States Environmental Protection Agency (“EPA”) and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. Environmental regulators may inspect our major steelmaking facilities. While we cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority from the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of our facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently regulated. The results of these investigations are still pending, and we could be directed to spend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, we cannot reliably predict whether or when such spending might be required or their magnitude.

As previously noted, on April 29, 2002, we entered a mutually agreed-upon administrative order on consent with the EPA pursuant to Section 122 of CERCLA to perform a Remedial Investigation/Feasibility Study (“RI/FS”) of the Hamilton Plant site located in New Miami, Ohio. The plant ceased operations in 1990 and all of its former structures have been demolished. We submitted the investigation portion of the RI/FS, and we completed a supplemental study in 2014. We currently have accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on September 30, 1998, our predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of our Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. We cannot reliably estimate how long it will take to complete this site investigation. We currently have accrued $1.1 for the projected cost of the study. Until the site investigation is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring us to develop a plan for investigation of four areas at our Ashland Works coke plant. The Ashland Works coke plant ceased operations in 2011 and all of its former structures have been demolished and removed. In 1981, we acquired the plant from Honeywell International Corporation (as successor to Allied Corporation), who had managed the coking operations there for approximately 60 years. We cannot reliably estimate how long it will take to complete the site investigation. On March 10, 2016, the EPA invited us to participate in settlement discussions regarding an enforcement action. Settlement discussions between the parties are ongoing, though whether the parties will reach agreement and any such agreement’s terms are uncertain. We currently have accrued $1.4 for the projected cost of the investigation and known remediation. Until the site investigation is complete, we cannot reliably estimate the costs, if any, we may incur for potential additional required remediation of the site or when we may incur them.

As previously reported, on July 15, 2009, we and the Pennsylvania Department of Environmental Protection (“PADEP”) entered a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed

Hillside Landfill at our former Ambridge Works. Under the terms of the Consent Order, we paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where landfill activities occurred, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. We have accrued $5.6 for the remedial work required under the approved plan and Consent Order. We submitted a National Pollution Discharge Elimination System (“NPDES”) permit application to move to the next work phase. We currently estimate that the remaining work will be completed in 2019, though it may be delayed.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against us in the U.S. District Court for the Southern District of Ohio, Case No. C-1-00530, alleging violations of the Clean Air Act, the Clean Water Act and RCRA at our Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May 15, 2006, the court entered a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”). Under the Consent Decree, we agreed to undertake a comprehensive RCRA facility investigation at Middletown Works and, as appropriate, complete a corrective measures study. The Consent Decree required us to implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils at Dicks Creek and certain other specified surface waters, adjacent floodplain areas and other previously identified geographic areas. We have completed the remedial activity at Dicks Creek, but continue to work on the RCRA facility investigation and certain interim measures. We have accrued $13.6 for the cost of known work required under the Consent Decree for the RCRA facility investigation and remaining interim measures.

As previously reported, on May 12, 2014, the Michigan Department of Environmental Quality (“MDEQ”) issued to our Dearborn Works an Air Permit to Install No. 182-05C (the “PTI”) to increase the emission limits for the blast furnace and other emission sources. The PTI was issued as a correction to a prior permit to install that did not include certain information during the prior permitting process. On July 10, 2014, the South Dearborn Environmental Improvement Association (“SDEIA”), Detroiters Working for Environmental Justice, Original United Citizens of Southwest Detroit and the Sierra Club filed a Claim of Appeal of the PTI in the State of Michigan, Wayne County Circuit, Case No. 14-008887-AA. Appellants and the MDEQ required the intervention of Severstal Dearborn, LLC (“Dearborn”) (now owned by us) in this action as an additional appellee. The appellants allege multiple deficiencies with the PTI and the permitting process. On October 9, 2014, the appellants filed a Motion for Peremptory Reversal of the MDEQ’s decision to issue the PTI. We believe that the MDEQ issued the PTI properly in compliance with applicable law and will vigorously contest this appeal. On October 17, 2014, we filed a motion to dismiss the appeal. Additionally, on December 15, 2014, we filed a motion to dismiss the appeal for lack of jurisdiction. At the conclusion of a hearing on all three motions on February 12, 2015, all three motions were denied. On July 12, 2016, the Michigan Court of Appeals denied our motion seeking to overturn the decision of the Circuit Court denying our motion to dismiss for lack of jurisdiction. On October 5, 2016, we filed an application with the Michigan Supreme Court for leave to appeal, seeking to overturn the decision of the Michigan Court of Appeals. Until the appeal is resolved, we cannot determine what the ultimate permit limits will be. Until the permit limits are determined and final, we cannot reliably estimate the costs we incur, if any, or when we may incur them.

As previously reported, on August 21, 2014, the SDEIA filed a Complaint under the Michigan Environmental Protection Act (“MEPA”) in the State of Michigan, Wayne County Circuit Case No. 14-010875-CE. The plaintiffs allege that the air emissions from our Dearborn Works are impacting the air, water and other natural resources, as well as the public trust in such resources. The plaintiffs are requesting, among other requested relief, that the court assess and determine the sufficiency of the PTI’s limitations. On October 15, 2014, the court ordered a stay of the proceedings until a final order is issued in Wayne County Circuit Court Case No. 14-008887-AA (discussed above). When the proceedings resume, we will vigorously contest these claims. Until the claims in this Complaint are resolved, we cannot reliably estimate the costs we may incur, if any, or when we may incur them.

As previously reported, on April 27, 2000, MDEQ issued a RCRA Corrective Action Order No. 111-04-00-07E to Rouge Steel Company and Ford Motor Company for the property that includes our Dearborn Works. The Corrective Action Order has been amended five times. We are a party to the Corrective Action Order as the successor-in-interest to Dearborn, which was the successor-in-interest to Rouge Steel Company. The Corrective Action Order requires the site-wide investigation, and where appropriate, remediation of the facility. The site investigation and remediation is ongoing. We cannot reliably estimate how long it will take to complete this site investigation and remediation. To date, Ford Motor Company has incurred most of the costs of the investigation and remediation due to its prior ownership of the steelmaking operations at Dearborn Works. Until the site investigation is complete, we cannot reliably estimate the additional costs we may incur, if any, for any potentially required remediation of the site or when we may incur them.

As previously reported, AK Steel received an order in October 2002 from the EPA under Section 3013 of RCRA requiring it to investigate several areas of Zanesville Works that allegedly could be sources of contamination. A site investigation began in 2003 and was approved by EPA in November 2012. On October 28, 2016, the EPA requested that we conduct a corrective measures study and implement these measures as necessary. Settlement discussions between the parties are ongoing, though whether the parties will reach agreement and any such agreement’s terms are uncertain. We currently have accrued $0.7 for the projected cost of the corrective measures study as well as a supplemental investigation. Until the study is complete, we cannot reliably estimate the costs, if any, we may incur for potential required remediation of the site or when we may incur them.

On October 10, 2017, we received a 60-day notice of intent to file a citizen suit under the Clean Air Act related to purported actions at our Middletown Works facility. The notice alleges a variety of violations at the facility and contends that potential plaintiffs, a private citizen and the Sierra Club, will seek civil penalties and injunctive relief if, within the succeeding 60 days, the parties are unable to agree upon suitable actions to resolve the claims. In the event the citizen’s suit is filed, we will vigorously contest these claims. On December 4, 2017, we entered into a Consent Order with the State of Ohio addressing claims made in the notice of intent to file a citizen suit. The Consent Order included injunctive relief measures at the facility and a civil penalty of less than $0.2.

In addition to the foregoing matters, we are or may be involved in proceedings with various regulatory authorities that may require us to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. We believe that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990 we have been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of one of our current or former facilities. The majority of asbestos cases pending in which we are a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants.

The number of asbestos cases pending at December 31, 2017, is presented below:

Asbestos Cases Pending at
December 31, 2017
Cases with specific dollar claims for damages:
Claims up to $0.2	135
Claims above $0.2 to $5.0	4
Claims above $5.0 to $20.0	3
Total claims with specific dollar claims for damages (a)	142
Cases without a specific dollar claim for damages	194
Total asbestos cases pending	336

(a)	Involve a total of 2,244 plaintiffs and 17,747 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against us. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against us. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Therefore, in a case involving multiple plaintiffs and multiple defendants, we initially only account for the lawsuit as one claim. After we have determined through discovery whether a particular plaintiff will pursue a claim, we make an appropriate adjustment to statistically account for that specific claim. It has been our experience that only a small percentage of asbestos plaintiffs ultimately identify us as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Asbestos-related claims information in 2017, 2016 and 2015, is presented below:

	2017	2016	2015
New Claims Filed	58	40	52
Pending Claims Disposed Of	61	84	68
Total Amount Paid in Settlements	$1.2	$0.9	$1.9

Since the onset of asbestos claims against us in 1990, five asbestos claims against us have proceeded to trial in four separate cases. All five concluded with a verdict in our favor. We continue to vigorously defend the asbestos claims. Based upon present knowledge, and the factors above, we believe it is unlikely that the resolution in the aggregate of the asbestos claims against us will have a materially adverse effect on our consolidated results of operations, cash flows or financial condition. However, predictions about the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease each claimant alleged to suffer, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, in September and October 2008 and again in July 2010, several companies filed purported class actions in the United States District Court for the Northern District of Illinois against nine steel manufacturers, including us. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942, 08CV6197 and 10CV04236. On December 28, 2010, another action, case number 32,321, was filed in state court in the Circuit Court for Cocke County, Tennessee. The defendants removed the Tennessee case to federal court and in March 2012 it was transferred to the Northern District of Illinois. The plaintiffs in the various pending actions are companies that purport to have purchased steel products, directly or indirectly, from one or more of the defendants and they claim to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005. The complaints allege that the defendant steel producers have conspired in violation of antitrust laws to restrict output and to fix, raise, stabilize and maintain artificially high prices for steel products in the United States. In March 2014, we reached an agreement with the direct purchaser plaintiffs to tentatively settle the claims asserted against us, subject to certain court approvals below. According to that settlement, we agreed to pay $5.8 to the plaintiff class of direct purchasers in exchange for the members of that class to completely release all claims. We continue to believe that the claims made against us lack any merit, but we elected to enter the settlement to avoid the ongoing expense of defending ourselves in this protracted and expensive antitrust litigation. We provided notice of the proposed settlement to members of the settlement class. After several class members received the notice, they elected to opt out of the class settlement. Following a fairness hearing, on October 21, 2014 the Court entered an order and judgment approving the settlement and dismissing all of the direct plaintiffs’ claims against us with prejudice as to the settlement class. In 2014, we recorded a charge for the amount of the tentative settlement with the direct purchaser plaintiff class and paid that amount into an escrow account, which has now been disbursed in accordance with the order that approved the settlement. On March 3, 2017, the Court granted the defendants’ motion to dismiss the indirect plaintiffs’ amended complaint on the grounds that the plaintiffs lacked antitrust standing. On April 4, 2017, the indirect plaintiffs filed a motion for reconsideration and the defendants filed an opposition to that motion. On July 13, 2017, the Court denied the indirect plaintiffs’ motion for reconsideration. On September 15, 2017 the indirect plaintiffs filed a notice of appeal with the Seventh Circuit Court of Appeals. Because we have been unable to determine that a potential loss in this case for the indirect plaintiffs is probable or estimable, we have not recorded an accrual for this matter. If our assumptions used to evaluate a probable or estimable loss for the indirect plaintiffs prove to be incorrect or change, we may be required to record a charge for their claims.

As previously reported, on January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action in the United States District Court for the District of Delaware, Case No. 10-050-SLR against us, Dearborn, and Wheeling-Nisshin Inc., whom Dearborn indemnified in this action. By virtue of our responsibility as a successor-in-interest to Dearborn and an indemnitor of Wheeling-Nisshin Inc., we now have complete responsibility for the defense of this action. The three named defendants are collectively referred to hereafter as “we” or “us”, though the precise claims against each separate defendant may vary. The complaint alleges that we are infringing the claims of U.S. Patent No. 6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. We filed an answer denying ArcelorMittal’s claims and raised various affirmative defenses. We also filed counterclaims against ArcelorMittal for a declaratory judgment that we are not infringing the Patent and that the Patent is invalid. Subsequently, the trial court separated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability during the week of January 15, 2011. The jury returned a verdict that we did not infringe the Patent and that the Patent was invalid. Judgment then was entered in our favor. ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the court of appeals issued a decision reversing certain findings related to claim construction and the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the court of appeals. On March 20, 2013, the court of appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, according to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office (“PTO”) reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against us in the United States District Court for the District of Delaware, Case Nos. 1:13-cv-00685 and 1:13-cv-00686 (collectively the “Second Action”). The complaint filed in the Second Action alleges that we are infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On April 23, 2013, we filed a motion to dismiss key elements of the complaint filed in the Second Action. In addition, the parties briefed related non-infringement and claims construction issues in the original action. On October 25, 2013, the district court granted summary judgment in our favor, confirming that our product does not infringe the original Patent or the Reissued Patent. The court further ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelorMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. We opposed the motion. On December 5, 2013, the court issued a memorandum and order denying the motion and entered final judgment in our favor, and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals. The appeal has been fully briefed and the court of appeals held a hearing on November 4, 2014. On May 12, 2015, the Federal Circuit issued its decision affirming in part and reversing in part the trial court’s decision and remanding the case for further proceedings. The Federal Circuit ruled that 23 of the 25 claims of the Reissued Patent were improperly broadened and therefore invalid. However, the Federal Court found that the district court erred in invalidating the remaining two claims and remanded the case for further proceedings before the district court. Following the remand, ArcelorMittal filed a motion in the trial court for leave to amend the Second Action to assert additional patent infringement claims based on another, related patent that the PTO issued on June 10, 2014, No. RE44,940 (Second Reissue Patent). It also filed a motion to dismiss the original action on the grounds that it is now moot in light of the Court of Appeals’ last ruling. We opposed both of those motions. In addition, we filed separate motions for summary judgment in the original action on the grounds of non-infringement and invalidity. A hearing on all motions was held on October 27, 2015. On December 4, 2015, the district court issued an order granting our motion for summary judgment that neither of the remaining claims of the Reissued Patent are infringed and both are invalid as obvious. The court therefore entered final judgment in favor of the defendants in the original case. In the court’s order, the judge also granted ArcelorMittal’s motion to file a first amended complaint and ArcelorMittal did file an amended complaint in Case No. 1:13-cv-00685 (“685 Action”) alleging we are infringing the claims of the Second Reissue Patent, which we deny. On December 21, 2015, ArcelorMittal filed a notice of appeal from the district court’s December 4, 2015 final judgment. On May 16, 2017, the Federal Circuit Court of Appeals affirmed the district court’s judgment of invalidity and non-infringement of the reissued Patent. On June 14, 2017, ArcelorMittal filed a petition to the Federal Circuit for rehearing en banc of the May 16, 2017 decision. On August 14, 2017, the Federal Court of Appeals denied ArcelorMittal’s petition for rehearing en banc. On January 20, 2016, we filed a motion to dismiss the amended complaint in the 685 Action, or in the alternative, a motion to stay pending a resolution of the appeal in the original case. On April 19, 2016, the district court issued an order denying our motion and ordering limited discovery. Following discovery, on August 17, 2016, we filed a motion for summary judgment on the basis that the claims in the 685 Action are precluded by the judgment in the original case. On January 19, 2017, the district court issued an opinion granting summary judgment in our favor in the 685 Action on the grounds of non-infringement and also entered a final judgment on that basis. On February 14, 2017, ArcelorMittal filed a notice of appeal of the district court's order in the Federal Circuit Court of Appeals. The briefing of that appeal is completed and the parties are awaiting oral argument. We intend to continue to contest this matter vigorously. We have not made a determination that a loss is probable and we do not have adequate information to reliably or accurately estimate potential loss if ArcelorMittal prevails in its appeal in this dispute. Because we have been unable to determine that the potential loss in this case is probable or estimable, we have not recorded an accrual for this matter. If our assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change, we may be required to record a liability for an adverse outcome.

As previously reported, on June 13, 2013, Cliffs Sales Company (“Cliffs”) filed an action in the United States District Court for the Northern District of Ohio, Civil Action No. 1:13 cv 1308, against us pertaining to Dearborn Works. Cliffs claims that we breached a May 21, 2008, Agreement for Sale of Reclaimed Iron Units, as amended (the “Iron Unit Agreement”). Cliffs claims that we breached the Iron Unit Agreement by failing to purchase the required amount of pellets, chips and fines as allegedly required. We filed an answer denying the material allegations of the complaint and asserting several affirmative defenses. In January of 2014, the presiding judge ordered a stay of the proceedings. In January 2018, we and Cliffs signed an agreement under which Cliffs has agreed to voluntarily dismiss this matter with prejudice.

Other Contingencies

In addition to the matters discussed above, there are various pending and potential claims against us and our subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist for any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss if a claimant prevails. If material assumptions or factual understandings we rely on to evaluate exposure for these contingencies prove to be inaccurate or otherwise change, we may be required to record a liability for an adverse outcome. If, however, we have reasonably evaluated potential future liabilities for all of these contingencies, including those described more specifically above, it is our opinion, unless we otherwise noted, that the ultimate liability from these contingencies, individually and in the aggregate, should not have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 11 - Stockholders’ Equity

Preferred Stock: There are 25,000,000 shares of preferred stock authorized; no shares are issued or outstanding.

Common Stock: Our common stockholders may receive dividends when and as declared by the Board of Directors out of funds legally available for distribution. The holders have one vote per share in respect of all matters and are not entitled to preemptive rights.

In May 2016, AK Holding issued 59.8 million shares of common stock at $4.40 per share for net proceeds of $249.5 after underwriting discounts and other fees. In November 2016, AK Holding issued an additional 74.8 million shares of common stock at

$4.90 per share for net proceeds of $351.0 after underwriting discounts and other fees. We used the net proceeds from the sales of common stock to reduce our debt by repaying outstanding borrowings under our Credit Facility and for general corporate purposes.

Dividends: The instruments governing our outstanding senior debt allow dividend payments. However, our Credit Facility restricts dividend payments. Dividends are permitted if no default or event of default exists and (i) availability under the Credit Facility exceeds 20% of the lesser of the Credit Facility commitment or eligible collateral after advance rates or (ii) availability exceeds 15% of the lesser of the Credit Facility commitment or eligible collateral after advance rates and we meet a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. At December 31, 2017, availability under the Credit Facility significantly exceeds these amounts. If we cannot meet either of these thresholds, annual dividends would be limited to the greater of $18.0 or 0.5% of consolidated total assets, with additional dividends permitted equal to the greater of $25.0 or 0.7% of consolidated total assets in aggregate over the life of the Credit Facility.

Share Repurchase Program: In October 2008, the Board of Directors authorized us to repurchase, from time to time, up to $150.0 of our outstanding common stock. We have not made any common stock repurchases under this program in the last three years. As of December 31, 2017, we had remaining $125.6 for repurchase under the Board of Directors’ authorization.

NOTE 12 - Share-based Compensation

AK Holding’s Stock Incentive Plan (the “SIP”) permits us to grant nonqualified stock option, restricted stock, performance share and/or restricted stock unit (“RSUs”) awards to our Directors, officers and other employees. Stockholders have approved an aggregate maximum of 28 million shares issuable under the SIP through December 31, 2019, of which approximately 7 million shares are available for future grant as of December 31, 2017.

Share-based compensation expense for the years ended December 31, 2017, 2016 and 2015, is presented below:

Share-based Compensation Expense	2017	2016	2015
Stock options	$2.1	$1.0	$1.7
Restricted stock	2.9	1.6	3.2
Restricted stock units issued to Directors	1.2	1.3	0.9
Performance shares	1.5	1.5	1.9
Pre-tax share-based compensation expense	$7.7	$5.4	$7.7

Stock Options

Stock options have a maximum term of ten years and holders may not exercise them earlier than six months after the grant date or another term the award agreement may specify. Stock options granted to officers and other employees vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date. The exercise price of each option must equal or exceed the market price of our common stock on the grant date. We have not and do not reprice stock options to lower the exercise price.

We use the Black-Scholes option valuation model to value the nonqualified stock options. We use historical data of stock option exercise behaviors to estimate the expected life that granted options will be outstanding. The risk-free interest rate is based on the Daily Treasury Yield Curve published by the U.S. Treasury on the grant date. The expected volatility is determined by using a blend of historical and implied volatility. We do not expect to pay dividends over the term of the options based on our current dividend policy. We also estimate that option holders will forfeit 5% of the options.

The following weighted-average assumptions are used in the Black-Scholes option pricing model to estimate the fair value of granted options as of the grant date:

	2017	2016	2015
Expected volatility	61.5% – 64.0%	90.3% – 91.5%	67.6% – 75.9%
Weighted-average volatility	62.5%	90.7%	69.4%
Expected term (in years)	3.3 – 6.5	3.3 – 6.7	3.1 – 6.6
Risk-free interest rate	1.6% – 2.2%	1.2% – 1.8%	1.0% – 1.7%
Weighted-average grant-date fair value per share of granted options	$5.33	$1.29	$2.36

Option activity for the year ended December 31, 2017, is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	2,775,565	$8.12
Granted	513,600	9.78
Exercised	(58,999)	6.38
Forfeited and expired	(235,960)	17.66
Outstanding at December 31, 2017	2,994,206	7.69	5.6	$4.8

Exercisable at December 31, 2017	1,796,958	9.00	4.0	2.4

Unvested at December 31, 2017	1,197,248	5.81	7.7	2.4

Unvested at December 31, 2017 expected to vest	1,137,386	5.81	7.7	2.3

The total intrinsic value of stock option awards that holders exercised during the year ended December 31, 2017 and 2016 was $0.2 and $1.4 and the intrinsic value was not material in 2015. Each exercised option’s intrinsic value is the quoted average of the reported high and low sales price on the exercise date. As of December 31, 2017, total unrecognized compensation costs for non-vested stock options were $1.1, which we expect to recognize over a weighted-average period of 1.8 years.

Restricted Stock

Restricted stock awards granted to officers and other employees ordinarily vest ratably on the first, second and third anniversaries of the grant. Non-vested restricted stock awards activity for the year ended December 31, 2017, is presented below:

Restricted Stock Awards	Restricted Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2016	625,025	$3.11
Granted	355,600	9.78
Vested/restrictions lapsed	(454,741)	5.70
Canceled	(7,700)	5.10
Outstanding at December 31, 2017	518,184	5.38

The weighted-average grant date fair value of restricted stock awards granted during the years ended December 31, 2017, 2016 and 2015, was $9.78, $1.80 and $4.06 per share. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the years ended December 31, 2017, 2016 and 2015, was $4.1, $1.4 and $2.9. As of December 31, 2017, total unrecognized compensation costs for non-vested restricted stock awards granted under the SIP were $1.5, which we expect to recognize over a weighted-average period of 1.2 years.

Restricted Stock Units

Restricted stock units (“RSUs”) represent equity-based compensation granted to Directors. RSU grants vest immediately, but we do not settle them (i.e., issue the underlying shares of stock) until one year after the grant date, unless a Director elects to defer the settlement to six months after their Board service is terminated. They may elect to take settlement in a single distribution or in annual installments up to fifteen years.

Performance Shares

Performance shares are granted to officers and other employees. They earn the awards by meeting performance measures over a three-year period. Though a target number of performance shares are awarded on the grant date, the total number of performance shares issued to the participant when they vest is based on two equally-rated metrics: (i) our share performance compared to a prescribed compounded annual growth rate and (ii) our total share return compared to the VanEck Vectors Steel ETF (Standard & Poor’s MidCap 400 index for grants prior to 2017).

The following weighted-average assumptions are used in a Monte Carlo simulation model to estimate the fair value of performance shares granted:

	2017	2016	2015
Company expected volatility	68.0%	60.8%	56.4%
VanEck Vectors Steel ETF expected volatility	48.9%	NA	NA
S&P’s MidCap 400 index expected volatility	NA	27.6%	27.0%
Risk-free interest rate	1.5%	1.1%	0.9%
Weighted-average grant-date fair value per performance share granted	$10.78	$1.74	$3.09

Non-vested performance share awards activity for the year ended December 31, 2017, is presented below:

Performance Share Awards	Performance Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2016	1,017,856	$2.48
Granted	263,600	10.78
Earned	—	—
Expired or forfeited	(562,788)	3.10
Outstanding at December 31, 2017	718,668	5.04

The total intrinsic value of performance share awards that were earned during the year ended December 31, 2016, was $4.5. As of December 31, 2017, total unrecognized compensation costs for non-vested performance share awards granted under the SIP were $2.0, which we expect to recognize over a weighted-average period of 1.9 years.

NOTE 13 - Comprehensive Income (Loss)

Other comprehensive income (loss), net of tax, information is presented below:

	2017	2016	2015
Foreign currency translation
Balance at beginning of period	$(3.6)	$(2.1)	$1.0
Other comprehensive income (loss)—foreign currency translation gain (loss)	4.7	(1.5)	(3.1)
Balance at end of period	$1.1	$(3.6)	$(2.1)
Cash flow hedges
Balance at beginning of period	$39.9	$(44.8)	$(34.5)
Other comprehensive income (loss):
Gains (losses) arising in period	(11.5)	56.1	(64.2)
Income tax expense (benefit)	—	6.2	(25.2)
Gains (losses) arising in period, net of tax	(11.5)	49.9	(39.0)
Reclassification of losses (gains) to net income (loss) (a)	(6.1)	39.1	47.7
Income tax (expense) benefit (c)	—	4.3	19.0
Net amount of reclassification of losses (gains) to net income (loss)	(6.1)	34.8	28.7
Total other comprehensive income (loss), net of tax	(17.6)	84.7	(10.3)
Balance at end of period	$22.3	$39.9	$(44.8)
Unrealized holding gains on securities
Balance at beginning of period	$—	$—	$0.4
Reclassification of gains (losses) to net income (loss)—income tax benefit (c)	—	—	0.4
Total other comprehensive income (loss), net of tax	—	—	(0.4)
Balance at end of period	$—	$—	$—
Pension and OPEB plans
Balance at beginning of period	$(125.0)	$(166.4)	$(188.9)
Other comprehensive income (loss):
Prior service credit (cost) arising in period	4.7	(8.3)	(7.7)
Gains (losses) arising in period	94.2	11.6	(60.8)
Subtotal	98.9	3.3	(68.5)
Income tax expense (benefit) (c)	—	0.4	(26.0)
Gains (losses) arising in period, net of tax	98.9	2.9	(42.5)
Reclassification to net income (loss):
Prior service costs (credits) (b)	(53.8)	(54.8)	(60.2)
Actuarial (gains) losses (b)	6.3	97.9	165.0
Subtotal	(47.5)	43.1	104.8
Income tax (expense) benefit (c)	—	4.6	39.8
Amount of reclassification to net income (loss), net of tax	(47.5)	38.5	65.0
Total other comprehensive income (loss), net of tax	51.4	41.4	22.5
Balance at end of period	$(73.6)	$(125.0)	$(166.4)

(a)	Included in cost of products sold

(b)	Included in pension and OPEB expense (income)

(c)	Included in income tax expense (benefit)

NOTE 14 - Earnings per Share

Reconciliation of the numerators and denominators for basic and diluted EPS computations is presented below:

	2017	2016	2015
Net income (loss) attributable to AK Steel Holding Corporation	$103.5	$(16.8)	$(652.3)
Less: distributed earnings to common stockholders and holders of certain stock compensation awards	—	—	—
Undistributed earnings (loss)	$103.5	$(16.8)	$(652.3)

Common stockholders earnings—basic and diluted:
Distributed earnings to common stockholders	$—	$—	$—
Undistributed earnings (loss) to common stockholders	103.5	(16.7)	(650.1)
Common stockholders earnings (loss)—basic and diluted	$103.5	$(16.7)	$(650.1)

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	314.3	230.0	177.2
Effect of Exchangeable Notes	4.5	—	—
Effect of dilutive stock-based compensation	0.9	—	—
Common shares outstanding for diluted earnings per share	319.7	230.0	177.2

Basic earnings per share:
Distributed earnings	$—	$—	$—
Undistributed earnings (loss)	0.33	(0.07)	(3.67)
Basic earnings (loss) per share	$0.33	$(0.07)	$(3.67)

Diluted earnings per share:
Distributed earnings	$—	$—	$—
Undistributed earnings (loss)	0.32	(0.07)	(3.67)
Diluted earnings (loss) per share	$0.32	$(0.07)	$(3.67)

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	1.4	3.0	3.6

NOTE 15 - Variable Interest Entities

SunCoke Middletown

We purchase all the coke and electrical power generated from SunCoke Middletown’s plant under long-term supply agreements. SunCoke Middletown is a variable interest entity because we have committed to purchase all the expected production from the facility through at least 2031 and we are the primary beneficiary. Therefore, we consolidate SunCoke Middletown’s financial results with our financial results, even though we have no ownership interest in SunCoke Middletown. SunCoke Middletown had income before income taxes of $61.7, $66.0 and $62.6 for the years ended December 31, 2017, 2016 and 2015 that was included in our consolidated income (loss) before income taxes.

Vicksmetal/Armco Associates

We own a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company, which is owned by Sumitomo Corporation. VAA slits electrical steel primarily for AK Steel, though also for third parties. VAA is a variable interest entity and we are the primary beneficiary. Therefore, we consolidate VAA’s financial results with our financial results.

NOTE 16 - Fair Value Measurements

We measure certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we use various valuation approaches. The hierarchy of those valuation approaches is in three levels based on the reliability of inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Below is a summary of the hierarchy levels:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily-derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. As a practical expedient, we estimate the value of money market mutual funds by using a $1.00 per share multiplied by the number of shares in the fund as of the measurement date. We generate fair values for our commodity derivative contracts and foreign currency forward contracts from observable futures prices for the respective commodity or currency, from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), we adjust our valuations to reflect the counterparty’s valuation assumptions. After validating that the counterparty’s assumptions for implied volatilities reflect independent source’s assumptions, we discount these model-generated future values with discount factors that reflect the counterparty’s credit quality. We apply different discount rates to different contracts since the maturities and counterparties differ. As of December 31, 2017, a spread over benchmark rates of less than 1.8% was used for derivatives valued as assets and less than 2.6% for derivatives valued as liabilities. We have estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt on similar terms and with similar maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to our valuations on a normal recurring basis.

Assets and liabilities measured at fair value on a recurring basis are presented below:

	2017			2016
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents (a)	$38.0	$—	$38.0	$48.2	$125.0	$173.2
Other current assets:
Foreign exchange contracts	—	0.2	0.2	—	0.1	0.1
Commodity hedge contracts	—	35.2	35.2	—	47.0	47.0
Other non-current assets:
Foreign exchange contracts	—	1.7	1.7	—	—	—
Commodity hedge contracts	—	10.6	10.6	—	15.3	15.3
Assets measured at fair value	$38.0	$47.7	$85.7	$48.2	$187.4	$235.6

Liabilities measured at fair value
Accrued liabilities:
Foreign exchange contracts	$—	$(0.3)	$(0.3)	$—	$—	$—
Commodity hedge contracts	—	(4.9)	(4.9)	—	(1.8)	(1.8)
Other non-current liabilities—commodity hedge contracts	—	(0.5)	(0.5)	—	(0.6)	(0.6)
Liabilities measured at fair value	$—	$(5.7)	$(5.7)	$—	$(2.4)	$(2.4)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(2,273.4)	$(2,273.4)	$—	$(2,123.2)	$(2,123.2)
Carrying amount	—	(2,110.1)	(2,110.1)	—	(1,816.6)	(1,816.6)

(a)	Level 2 assets include money market mutual funds invested in U.S. Treasury obligations.

See Note 7 for information on the fair value of pension plan assets. The carrying amounts of our other financial instruments do not differ materially from their estimated fair values at December 31, 2017 and 2016.

NOTE 17 - Derivative Instruments and Hedging Activities

Exchange rate fluctuations affect a portion of revenues and operating costs that are denominated in foreign currencies, and we use forward currency and currency option contracts to reduce our exposure to certain of these currency price fluctuations. Contracts that sell euros have not been designated as hedges for accounting purposes and gains or losses are reported in earnings immediately in other income (expense). Contracts that purchase Canadian dollars are designated as hedges for accounting purposes, which requires us to record the effective gains and losses for the derivatives in accumulated other comprehensive income (loss) and reclassify them into cost of products sold in the same period we recognize the associated underlying operating costs. We recognize gains and losses on these designated derivatives immediately in cost of products sold if we calculate hedge ineffectiveness.

We are exposed to fluctuations in market prices of raw materials and energy sources. We may use cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of our raw materials and energy requirements. For input commodities, these derivatives are typically used for a portion of our electricity, iron ore, natural gas, nickel and zinc requirements. Our hedging strategy is to reduce the effect on earnings from the price volatility of these various commodity exposures. Independent of any hedging activities, price changes in any of these commodity markets could negatively affect operating costs.

All commodity derivatives are recognized as an asset or liability at fair value. We record the effective gains and losses for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources in accumulated other comprehensive income (loss) and reclassify them into cost of products sold in the same period we recognize earnings for the associated underlying transaction. We recognize gains and losses on these designated derivatives immediately in cost of products sold for calculated hedge ineffectiveness and for components excluded from the assessment of effectiveness. We record all gains or losses from commodity derivatives for which hedge accounting treatment has not been elected to earnings immediately in cost of products sold.

We have no collateral deposited with counterparties under collateral funding arrangements as of December 31, 2017.

Outstanding commodity price swaps and options and forward foreign exchange and currency option contracts as of December 31, 2017 and 2016, are presented below:

Hedge Contracts	2017		2016
Commodity contracts:
Nickel (in lbs)	500,000		—
Natural gas (in MMBTUs)	41,338,000		43,865,000
Zinc (in lbs)	50,350,000		58,750,000
Iron ore (in metric tons)	2,340,000		2,555,000
Electricity (in MWHs)	1,553,000		1,578,821
Foreign exchange contracts:
Euros		€26,000,000		€5,000,000
Canadian dollars	C$	148,080,000	C$	—

The fair value of derivative instruments as of December 31, 2017 and 2016, is presented below:

Asset (liability)	2017	2016
Derivatives designated as hedging instruments:
Other current assets:
Foreign exchange contracts	$0.2	$—
Commodity contracts	9.0	18.5
Other non-current assets:
Foreign exchange contracts	1.7	—
Commodity contracts	2.3	5.2
Other current liabilities:
Foreign exchange contracts	(0.2)	—
Commodity contracts	(4.6)	(1.8)
Other non-current liabilities—commodity contracts	(0.5)	(0.1)

Derivatives not designated as hedging instruments:
Other current assets:
Foreign exchange contracts	—	0.1
Commodity contracts	26.2	28.5
Other non-current assets—commodity contracts	8.3	10.1
Accrued liabilities:
Foreign exchange contracts	(0.1)	—
Commodity contracts	(0.3)	—
Other non-current liabilities—commodity contracts	—	(0.5)

Gains (losses) on derivative instruments for the years ended December 31, 2017, 2016 and 2015, are presented below:

Gain (loss)	2017	2016	2015
Derivatives designated as cash flow hedges—
Commodity contracts:
Reclassified from accumulated other comprehensive income into cost of products sold (effective portion)	$6.1	$(39.1)	$(47.7)
Recorded in cost of products sold (ineffective portion and amount excluded from effectiveness testing)	0.7	(13.3)	(23.6)

Derivatives not designated as hedging instruments:
Foreign exchange contracts—recognized in other income (expense)	(1.6)	(0.9)	(0.1)
Commodity contracts:
Recognized in net sales	—	—	2.2
Recognized in cost of products sold	31.6	38.6	(2.0)

The termination of the pellet offtake agreement with Magnetation and entry into the Settlement Agreement affects the accounting treatment of our iron ore derivative contracts. We previously designated certain derivative contracts as cash flow hedges on a portion of the Magnetation iron ore purchases. As a result of the entry into the Settlement Agreement, we discontinued designating those derivatives contracts as hedging instruments, which increases the volatility of our results of operations. This volatility does not affect the ultimate gains or losses on the derivative contracts we will recognize in the financial statements, but only the timing of recognition. Derivative contracts not designated as hedging instruments require us to immediately recognize changes in the fair value of the derivative contracts in cost of products sold in the table above when the change in fair value occurs, instead of when we recognize costs for the underlying purchases of iron ore.

Gains (losses) before tax expected to be reclassified into cost of products sold within the next twelve months for our existing commodity contracts that qualify for hedge accounting, as well as the period over which we are hedging our exposure to the volatility in future cash flows, are presented below:

Hedge	Settlement Dates	Gains (losses)
Natural gas	January 2018 to December 2019	$(0.2)
Electricity	January 2018 to December 2019	1.1
Zinc	January 2018 to December 2019	11.3
Canadian dollars	January 2018 to December 2020	(0.8)

NOTE 18 - Supplementary Cash Flow Information

Net cash paid (received) during the period for interest, net of capitalized interest, and income taxes are presented below:

	2017	2016	2015
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$130.5	$137.1	$161.3
Income taxes	0.1	(2.6)	0.7

Included in net cash flows from operations was cash provided by SunCoke Middletown of $77.1, $83.3 and $87.4 for the years ended December 31, 2017, 2016 and 2015. Consolidated cash and cash equivalents at December 31, 2017, and 2016, include SunCoke Middletown’s cash and cash equivalents of $0.1 and $5.0. SunCoke Middletown’s cash and cash equivalents have no compensating balance arrangements or legal restrictions, but is not available for our use.

We had capital investments during the years ended December 31, 2017, 2016 and 2015, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the consolidated statements of cash flows until paid. We included our new leased Research and Innovation Center in property, plant and equipment and as a capital lease obligation in the consolidated balance sheets during its construction, which was completed in early 2017 and represented a non-cash transaction for us. In October 2017, we acquired the Research and Innovation Center capital lease with cash from our Credit Facility, effectively settling the obligation. We also granted restricted stock to certain employees and restricted stock units to directors under the SIP. Non-cash investing and financing activities for the years ended December 31, 2017, 2016 and 2015, are presented below:

	2017	2016	2015
Capital investments	$37.3	$33.2	$34.4
Research and Innovation Center capital lease	1.1	25.2	—
Issuance of restricted stock and restricted stock units	4.6	2.3	4.1

NOTE 19 - Quarterly Information (Unaudited)

Earnings per share for each quarter and the year are calculated individually and may not sum to the total for the year.

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,533.4	$1,557.2	$1,494.3	$1,495.6	$6,080.5
Operating profit (loss)	129.7	116.5	66.3	(52.3)	260.2
Net income (loss) attributable to AK Holding	84.4	77.2	22.3	(80.4)	103.5
Basic earnings (loss) per share	$0.27	$0.25	$0.07	$(0.26)	$0.33
Diluted earnings (loss) per share	0.26	0.24	0.07	(0.26)	0.32

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,518.8	$1,492.2	$1,452.9	$1,418.6	$5,882.5
Operating profit (loss)	16.7	69.0	89.6	42.3	217.6
Net income (loss) attributable to AK Holding	(25.7)	27.8	27.8	(46.7)	(16.8)
Basic and diluted earnings (loss) per share	$(0.14)	$0.13	$0.12	$(0.16)	$(0.07)

Included in net income attributable to AK Holding in the fourth quarter and full year of 2017 were a credit of $19.3 to reduce a transportation liability, a non-cash charge of $75.6 to impair Ashland Works Hot End property, plant and equipment and a $4.3 non-cash credit for income taxes due to the reduced value of deferred tax liabilities associated with new U.S. tax legislation.

Included in net income attributable to AK Holding in the fourth quarter and full year of 2016 were charges for the termination of a pellet offtake agreement with Magnetation and related transportation costs of $69.5, a pension corridor charge of $78.4, an OPEB corridor credit of $35.3 and pension settlement charges of $25.0.

NOTE 20 - Supplementary Guarantor Information

AK Steel’s Secured Notes, 2021 Notes, 2025 Notes and 2027 Notes (collectively, the “Senior Notes”) and the Exchangeable Notes are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. Under the terms of the indentures, AK Holding and the Subsidiary Guarantors each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the Senior Notes. Under the terms of the indenture for the Exchangeable Notes, AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the notes. AK Holding is the sole guarantor of the Exchangeable Notes.

We present all investments in subsidiaries in the supplementary guarantor information using the equity method of accounting. Therefore, the net income (loss) of the subsidiaries accounted for using the equity method is in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplementary condensed consolidating financial statements present information about AK Holding, AK Steel, the Subsidiary Guarantors and the other non-guarantor subsidiaries.

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2017

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,755.1	$285.9	$496.3	$(456.8)	$6,080.5
Cost of products sold (exclusive of items shown separately below)	—	5,082.0	197.7	387.2	(413.8)	5,253.1
Selling and administrative expenses (exclusive of items shown separately below)	3.7	285.5	13.5	26.9	(44.7)	284.9
Depreciation	—	189.3	7.5	29.2	—	226.0
Charge (credit) for termination of pellet agreement and related transportation costs	—	(19.3)	—	—	—	(19.3)
Asset impairment charge	—	75.6	—	—	—	75.6
Total operating costs	3.7	5,613.1	218.7	443.3	(458.5)	5,820.3
Operating profit (loss)	(3.7)	142.0	67.2	53.0	1.7	260.2
Pension and OPEB expense (income)	—	(71.9)	—	—	—	(71.9)
Interest expense	—	150.3	—	2.0	—	152.3
Other income (expense)	—	(30.1)	11.4	5.4	(3.8)	(17.1)
Income (loss) before income taxes	(3.7)	33.5	78.6	56.4	(2.1)	162.7
Income tax expense (benefit)	—	(29.4)	29.9	(1.8)	(0.9)	(2.2)
Equity in net income (loss) of subsidiaries	107.2	44.3	—	—	(151.5)	—
Net income (loss)	103.5	107.2	48.7	58.2	(152.7)	164.9
Less: Net income attributable to noncontrolling interests	—	—	—	61.4	—	61.4
Net income (loss) attributable to AK Steel Holding Corporation	103.5	107.2	48.7	(3.2)	(152.7)	103.5
Other comprehensive income (loss)	38.5	38.5	—	4.7	(43.2)	38.5
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$142.0	$145.7	$48.7	$1.5	$(195.9)	$142.0

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,681.0	$250.9	$411.5	$(460.9)	$5,882.5
Cost of products sold (exclusive of items shown separately below)	—	5,044.8	171.7	299.4	(416.2)	5,099.7
Selling and administrative expenses (exclusive of items shown separately below)	4.4	282.7	12.7	22.6	(43.3)	279.1
Depreciation	—	187.8	7.0	21.8	—	216.6
Charge (credit) for termination of pellet agreement and related transportation costs	—	69.5	—	—	—	69.5
Total operating costs	4.4	5,584.8	191.4	343.8	(459.5)	5,664.9
Operating profit (loss)	(4.4)	96.2	59.5	67.7	(1.4)	217.6
Interest expense	—	162.3	—	1.6	—	163.9
Pension and OPEB expense (income)	—	16.5	—	—	—	16.5
Other income (expense)	—	(16.4)	8.1	8.6	(5.2)	(4.9)
Income (loss) before income taxes	(4.4)	(99.0)	67.6	74.7	(6.6)	32.3
Income tax expense (benefit)	—	(43.7)	25.7	3.6	(2.5)	(16.9)
Equity in net income (loss) of subsidiaries	(12.4)	42.9	—	(0.7)	(29.8)	—
Net income (loss)	(16.8)	(12.4)	41.9	70.4	(33.9)	49.2
Less: Net income attributable to noncontrolling interests	—	—	—	66.0	—	66.0
Net income (loss) attributable to AK Steel Holding Corporation	(16.8)	(12.4)	41.9	4.4	(33.9)	(16.8)
Other comprehensive income (loss)	124.6	124.6	—	(1.5)	(123.1)	124.6
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$107.8	$112.2	$41.9	$2.9	$(157.0)	$107.8

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$6,498.2	$256.2	$533.0	$(594.5)	$6,692.9
Cost of products sold (exclusive of items shown separately below)	—	6,205.7	166.2	425.1	(543.7)	6,253.3
Selling and administrative expenses (exclusive of items shown separately below)	4.9	271.4	13.1	22.6	(49.1)	262.9
Depreciation	—	187.7	7.4	20.9	—	216.0
Charge for facility idling	—	28.1	—	—	—	28.1
Total operating costs	4.9	6,692.9	186.7	468.6	(592.8)	6,760.3
Operating profit (loss)	(4.9)	(194.7)	69.5	64.4	(1.7)	(67.4)
Interest expense	—	171.0	—	2.0	—	173.0
Pension and OPEB expense (income)	—	58.9	—	—	—	58.9
Impairment of Magnetation investment	—	—	—	(256.3)	—	(256.3)
Impairment of AFSG investment	—	—	—	(41.6)	—	(41.6)
Other income (expense)	—	6.4	6.6	(11.6)	—	1.4
Income (loss) before income taxes	(4.9)	(418.2)	76.1	(247.1)	(1.7)	(595.8)
Income tax expense (benefit)	—	(29.9)	28.9	(4.6)	(0.7)	(6.3)
Equity in net income (loss) of subsidiaries	(647.4)	(259.1)	—	0.6	905.9	—
Net income (loss)	(652.3)	(647.4)	47.2	(241.9)	904.9	(589.5)
Less: Net income attributable to noncontrolling interests	—	—	—	62.8	—	62.8
Net income (loss) attributable to AK Steel Holding Corporation	(652.3)	(647.4)	47.2	(304.7)	904.9	(652.3)
Other comprehensive income (loss)	8.7	8.7	—	(3.1)	(5.6)	8.7
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(643.6)	$(638.7)	$47.2	$(307.8)	$899.3	$(643.6)

Condensed Balance Sheets
December 31, 2017

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$14.5	$7.2	$16.3	$—	$38.0
Accounts receivable, net	—	432.4	33.2	65.4	(13.2)	517.8
Inventory, net	—	1,231.5	55.1	108.3	(9.9)	1,385.0
Other current assets	—	124.7	0.2	5.4	—	130.3
Total current assets	—	1,803.1	95.7	195.4	(23.1)	2,071.1
Property, plant and equipment	—	6,004.0	181.5	646.3	—	6,831.8
Accumulated depreciation	—	(4,620.8)	(94.8)	(130.0)	—	(4,845.6)
Property, plant and equipment, net	—	1,383.2	86.7	516.3	—	1,986.2
Other non-current assets:
Investment in subsidiaries	(3,127.4)	1,844.9	—	67.5	1,215.0	—
Inter-company accounts	3,082.8	—	1,523.1	—	(4,605.9)	—
Goodwill and intangible assets	—	—	32.8	273.9	—	306.7
Other non-current assets	—	66.3	0.2	44.3	—	110.8
TOTAL ASSETS	$(44.6)	$5,097.5	$1,738.5	$1,097.4	$(3,414.0)	$4,474.8
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$623.3	$17.9	$50.9	$(1.7)	$690.4
Accrued liabilities	—	228.2	7.8	34.5	—	270.5
Current portion of pension and other postretirement benefit obligations	—	39.7	—	0.4	—	40.1
Total current liabilities	—	891.2	25.7	85.8	(1.7)	1,001.0
Non-current liabilities:
Long-term debt	—	2,110.1	—	—	—	2,110.1
Pension and other postretirement benefit obligations	—	890.8	—	3.4	—	894.2
Inter-company accounts	—	4,199.6	—	489.1	(4,688.7)	—
Other non-current liabilities	—	133.2	1.0	34.7	—	168.9
TOTAL LIABILITIES	—	8,224.9	26.7	613.0	(4,690.4)	4,174.2
Equity (deficit):
Total stockholders’ equity (deficit)	(44.6)	(3,127.4)	1,711.8	139.2	1,276.4	(44.6)
Noncontrolling interests	—	—	—	345.2	—	345.2
TOTAL EQUITY (DEFICIT)	(44.6)	(3,127.4)	1,711.8	484.4	1,276.4	300.6
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(44.6)	$5,097.5	$1,738.5	$1,097.4	$(3,414.0)	$4,474.8

Condensed Balance Sheets
December 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$147.9	$4.4	$20.9	$—	$173.2
Accounts receivable, net	—	400.4	30.3	19.6	(8.3)	442.0
Inventory, net	—	1,158.4	43.7	42.0	(11.5)	1,232.6
Other current assets	—	91.5	0.2	2.9	—	94.6
Total current assets	—	1,798.2	78.6	85.4	(19.8)	1,942.4
Property, plant and equipment	—	5,857.9	175.9	535.2	—	6,569.0
Accumulated depreciation	—	(4,365.8)	(87.2)	(101.6)	—	(4,554.6)
Property, plant and equipment, net	—	1,492.1	88.7	433.6	—	2,014.4
Other non-current assets:
Investment in subsidiaries	(3,164.7)	1,402.9	—	67.5	1,694.3	—
Inter-company accounts	2,951.6	—	1,462.3	—	(4,413.9)	—
Goodwill and intangible assets	—	—	32.8	—	—	32.8
Other non-current assets	—	73.0	0.2	38.9	—	112.1
TOTAL ASSETS	$(213.1)	$4,766.2	$1,662.6	$625.4	$(2,739.4)	$4,101.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$557.7	$16.7	$15.0	$0.5	$589.9
Accrued liabilities	—	213.7	7.0	13.4	—	234.1
Current portion of pension and other postretirement benefit obligations	—	41.0	—	0.3	—	41.3
Total current liabilities	—	812.4	23.7	28.7	0.5	865.3
Non-current liabilities:
Long-term debt	—	1,816.6	—	—	—	1,816.6
Pension and other postretirement benefit obligations	—	1,090.4	—	3.3	—	1,093.7
Inter-company accounts	—	4,036.9	—	458.4	(4,495.3)	—
Other non-current liabilities	—	153.3	1.6	0.1	—	155.0
TOTAL LIABILITIES	—	7,909.6	25.3	490.5	(4,494.8)	3,930.6
EXCHANGEABLE NOTES EXCHANGE FEATURE	—	21.3	—	—	—	21.3
Equity (deficit):
Total stockholders’ equity (deficit)	(213.1)	(3,164.7)	1,637.3	(228.0)	1,755.4	(213.1)
Noncontrolling interests	—	—	—	362.9	—	362.9
TOTAL EQUITY (DEFICIT)	(213.1)	(3,164.7)	1,637.3	134.9	1,755.4	149.8
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(213.1)	$4,766.2	$1,662.6	$625.4	$(2,739.4)	$4,101.7

Condensed Statements of Cash Flows
Year Ended December 31, 2017

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(2.5)	$67.3	$73.3	$61.7	$(1.0)	$198.8
Cash flows from investing activities:
Capital investments	—	(131.8)	(5.6)	(15.1)	—	(152.5)
Investment in acquired business, net of cash acquired	—	(360.4)	—	—	—	(360.4)
Other investing items, net	—	4.0	—	0.2	—	4.2
Net cash flows from investing activities	—	(488.2)	(5.6)	(14.9)	—	(508.7)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	450.0	—	—	—	450.0
Proceeds from issuance of long-term debt	—	680.0	—	—	—	680.0
Redemption of long-term debt	—	(848.4)	—	—	—	(848.4)
Debt issuance costs	—	(25.3)	—	—	—	(25.3)
Inter-company activity	5.0	31.2	(64.9)	27.7	1.0	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(79.1)	—	(79.1)
Other financing items, net	(2.5)	—	—	—	—	(2.5)
Net cash flows from financing activities	2.5	287.5	(64.9)	(51.4)	1.0	174.7
Net increase (decrease) in cash and cash equivalents	—	(133.4)	2.8	(4.6)	—	(135.2)
Cash and equivalents, beginning of year	—	147.9	4.4	20.9	—	173.2
Cash and equivalents, end of year	$—	$14.5	$7.2	$16.3	$—	$38.0

Condensed Statements of Cash Flows
Year Ended December 31, 2016

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.1)	$186.5	$44.3	$92.2	$(15.3)	$304.6
Cash flows from investing activities:
Capital investments	—	(116.0)	(8.8)	(2.8)	—	(127.6)
Other investing items, net	—	3.0	—	(0.7)	—	2.3
Net cash flows from investing activities	—	(113.0)	(8.8)	(3.5)	—	(125.3)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	(550.0)	—	—	—	(550.0)
Proceeds from issuance of long-term debt	—	380.0	—	—	—	380.0
Redemption of long-term debt	—	(392.8)	—	—	—	(392.8)
Proceeds from issuance of common stock	600.4	—	—	—	—	600.4
Debt issuance costs	—	(20.4)	—	—	—	(20.4)
Inter-company activity	(602.4)	630.5	(36.8)	(6.6)	15.3	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(85.1)	—	(85.1)
Other financing items, net	5.1	0.1	—	—	—	5.2
Net cash flows from financing activities	3.1	47.4	(36.8)	(91.7)	15.3	(62.7)
Net increase (decrease) in cash and cash equivalents	—	120.9	(1.3)	(3.0)	—	116.6
Cash and equivalents, beginning of year	—	27.0	5.7	23.9	—	56.6
Cash and equivalents, end of year	$—	$147.9	$4.4	$20.9	$—	$173.2

Condensed Statements of Cash Flows
Year Ended December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.7)	$49.0	$50.6	$108.1	$(3.7)	$200.3
Cash flows from investing activities:
Capital investments	—	(85.0)	(9.0)	(5.0)	—	(99.0)
Proceeds from sale of equity investee	—	25.0	—	—	—	25.0
Proceeds from AFSG Holdings, Inc. distribution	—	—	—	14.0	—	14.0
Other investing items, net	—	12.5	—	—	—	12.5
Net cash flows from investing activities	—	(47.5)	(9.0)	9.0	—	(47.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	(55.0)	—	—	—	(55.0)
Redemption of long-term debt	—	(14.1)	—	—	—	(14.1)
Inter-company activity	4.7	66.1	(40.4)	(34.1)	3.7	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(96.3)	—	(96.3)
Other financing items, net	(1.0)	—	—	—	—	(1.0)
Net cash flows from financing activities	3.7	(3.0)	(40.4)	(130.4)	3.7	(166.4)
Net increase (decrease) in cash and cash equivalents	—	(1.5)	1.2	(13.3)	—	(13.6)
Cash and equivalents, beginning of year	—	28.5	4.5	37.2	—	70.2
Cash and equivalents, end of year	$—	$27.0	$5.7	$23.9	$—	$56.6